Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

among

CAROLINA FINANCIAL CORPORATION,

CRESCENT MORTGAGE COMPANY,

a Delaware corporation

COMMUNITY FIRSTBANK

and

CRESCENT MORTGAGE SERVICES, INC.,

a Georgia corporation

Dated as of November 3, 2003

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES		1

1.1	PURCHASE AND SALE OF THE ASSETS	1
1.2	EXCLUDED ASSETS	2
1.3	ASSUMPTION OF LIABILITIES	4
1.4	EXCLUDED LIABILITIES	5
1.5	CALCULATION AND PAYMENT OF PURCHASE PRICE; CONTINGENT PURCHASE PRICE; ESCROWS	5

ARTICLE 2 PROCEDURE FOR CLOSING		8

2.1	TIME AND PLACE OF CLOSING	8
2.2	TRANSACTIONS AT THE CLOSING	8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		9

3.1	ORGANIZATION AND GOOD STANDING; AUTHORITY	9
3.2	NO SELLER SUBSIDIARIES	10
3.3	GOVERNMENTAL FILINGS AND CONSENTS	10
3.4	NO VIOLATIONS	10
3.5	FINANCIAL STATEMENTS; BOOKS AND RECORDS	10
3.6	ACQUIRED ASSETS	11
3.7	LITIGATION; ORDERS; ETC	11
3.8	TAXES	12
3.9	EMPLOYEE BENEFITS; ERISA	12
3.10	LABOR AND EMPLOYMENT MATTERS	13
3.11	COMPLIANCE WITH LAWS; GOVERNMENTAL LICENSES; ETC	13
3.12	REAL PROPERTY	14
3.13	CONTRACTS; NO DEFAULT	14
3.14	ENVIRONMENTAL MATTERS	15
3.15	INSURANCE	15
3.16	BROKERS AND FINDERS	15
3.17	INTELLECTUAL PROPERTY	15
3.18	RELATIONSHIPS WITH BROKERS	16
3.19	RELATED PARTY TRANSACTIONS	16
3.20	NO MATERIAL ADVERSE EFFECT	16
3.21	MORTGAGE LOANS	16

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		17

4.1	ORGANIZATION AND QUALIFICATION	17
4.2	AUTHORITY	17
4.3	LITIGATION	17
4.4	GOVERNMENTAL APPROVAL AND CONSENTS	18
4.5	BROKERS AND FINDERS	18
4.6	FINANCING	18

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4.7	EXECUTIVES OF THE BUSINESS	19
4.8	CONSENTS AND LICENSES	19

ARTICLE 5 COVENANTS PRIOR TO CLOSING		19

5.1	ACCESS AND INFORMATION	19
5.2	CONDUCT OF BUSINESS PRIOR TO CLOSING	19
5.3	NOTIFICATION OF CHANGES; SUPPLEMENTAL DISCLOSURE	20
5.4	CONSENTS	21
5.5	PRORATION	21

ARTICLE 6 MUTUAL COVENANTS; ADDITIONAL AGREEMENTS		22

6.1	MUTUAL COVENANTS	22
6.2	REQUIRED APPROVALS	22
6.3	REASONABLE EFFORTS	23
6.4	PURCHASER AGREEMENTS	23
6.5	EXECUTORY PERIOD; TRANSITION SERVICES AGREEMENT	24
6.6	CRESCENT MORTGAGE NAME	25
6.7	UBS WAREHOUSE LINE AND COLONIAL WAREHOUSE LINE; HEDGES AND FORWARD COMMITMENTS	25
6.8	PRORATION OF TAXES	26

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		26

7.1	CERTIFICATE REGARDING REPRESENTATIONS AND WARRANTIES	26
7.2	COMPLIANCE BY SELLER	26
7.3	NO INJUNCTION; ETC	27
7.4	CONSENTS; AUTHORIZATIONS; APPROVAL OF LEGAL MATTERS	27
7.5	CERTIFIED RESOLUTIONS	27
7.6	CERTIFIED DOCUMENTS	27
7.7	PURCHASE DOCUMENTS	27
7.8	NO MATERIAL ADVERSE CHANGE	27
7.9	INSTRUMENTS OF TRANSFER	28
7.10	SOFTWARE LICENSE AGREEMENT	28
7.11	REGULATORY CAPITAL REQUIREMENTS	28

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		28

8.1	CERTIFICATE REGARDING REPRESENTATIONS AND WARRANTIES	28
8.2	COMPLIANCE BY PURCHASER	29
8.3	NO INJUNCTION; ETC	29
8.4	INSTRUMENTS OF TRANSFER	29
8.5	CERTIFIED RESOLUTIONS	29
8.6	PURCHASE DOCUMENTS	30
8.7	NO MATERIAL ADVERSE CHANGE	30
8.8	SOFTWARE LICENSE AGREEMENT	30
8.9	USAGE FEES UNDER THE UBS WAREHOUSE LINE	30

ARTICLE 9 POST CLOSING MATTERS		30

9.1	EMPLOYEE BENEFITS	30

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9.2	COVENANT NOT TO COMPETE; NON-SOLICITATION	31
9.3	COOPERATION	31
9.4	MAINTENANCE OF BOOKS AND RECORDS	32
9.5	PAYMENTS RECEIVED	33
9.6	PIPELINE LOANS	33
9.7	CONTINUED USE OF LICENSES	33
9.8	COLLECTION OF CMS RECEIVABLES	33

ARTICLE 10 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS		33

10.1	CONFIDENTIALITY	33
10.2	PUBLIC ANNOUNCEMENTS	33

ARTICLE 11 TERMINATION		34

11.1	TERMINATION	34
11.2	EFFECT OF TERMINATION	34

ARTICLE 12 INDEMNIFICATION		34

12.1	AGREEMENT OF SELLER TO INDEMNIFY	34
12.2	AGREEMENT OF PURCHASER TO INDEMNIFY	35
12.3	PROCEDURES FOR INDEMNIFICATION	35
12.4	DEFENSE OF THIRD PARTY CLAIMS	36
12.5	SETTLEMENT OF THIRD PARTY CLAIMS	37
12.6	DURATION	37
12.7	LIMITATIONS	38
12.8	ADJUSTMENT TO PURCHASE PRICE; TAX AND INSURANCE	38
12.9	SUBROGATION RIGHTS	38
12.10	REMEDIES EXCLUSIVE	39

ARTICLE 13 GENERAL PROVISIONS		39

13.1	DEFINITIONS	39
13.2	ARBITRATION	48
13.3	FEES AND EXPENSES	49
13.4	NOTICES	49
13.5	ASSIGNMENT	51
13.6	NO BENEFIT TO OTHERS	51
13.7	HEADINGS AND GENDER; CONSTRUCTION; INTERPRETATION	51
13.8	COUNTERPARTS	51
13.9	INTEGRATION OF AGREEMENT	51
13.10	TIME OF ESSENCE	52
13.11	GOVERNING LAW	52
13.12	PARTIAL INVALIDITY	52
13.13	SURVIVAL	53

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SCHEDULES

Schedule 1.1(b)	Equipment

Schedule 1.1(c)	Mortgage Loans

Schedule 1.1(d)	Pipeline Loans

Schedule 1.1(e)	Acquired Contracts

Schedule 1.3(a)(vi)	Assumed Liabilities; Trade Ledger

Schedule 3.1(a)	Jurisdictions

Schedule 3.3	Governmental Filings and Consents

Schedule 3.4	No Violations

Schedule 3.5(a)	Financial Statements

Schedule 3.7(a)	Litigation

Schedule 3.7(b)	Compliance with Orders

Schedule 3.9(a)	Employee Benefit Plans

Schedule 3.9(f)	Payment Accelerations

Schedule 3.11(a)	Compliance with Laws

Schedule 3.11(b)	Governmental Licenses

Schedule 3.12(a)	Real Property Leases

Schedule 3.12(b)	Real Estate Owned Property

Schedule 3.12(c)	Validity of Leasehold Estates

Schedule 3.13	Contracts; No Default

Schedule 3.14	Environmental Matters

Schedule 3.16	Seller Brokers and Finders

Schedule 3.18	Relationships with Brokers

Schedule 3.19	Related Party Transactions

Schedule 4.5	Purchaser Brokers and Finders

Schedule 4.7	Executives of the Business

Schedule 7.4	Consents; Authorizations; Approval of Legal Matters

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EXHIBITS

Exhibit A	Form of Software License Agreement

Exhibit B	Form of Purchaser Escrow Agreement

Exhibit C	Form of Seller Escrow Agreement

Exhibit D	Form of Transition Services Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 3, 2003, among Carolina Financial Corporation, a Delaware corporation (“Carolina”), and its wholly owned subsidiary that is being organized, Crescent Mortgage Company, a Delaware corporation (“Newco,” and together with Carolina, “Purchaser”), Community FirstBank of Charleston, a South Carolina bank (“FirstBank”), joining in the Agreement solely for the limited purposes set forth in Sections 1.1(a) and 1.1(b), Section 1.3(b) and Section 12.2, and Crescent Mortgage Services, Inc., a Georgia corporation (“Seller”).

WHEREAS, Seller is engaged in the business of originating, buying, servicing and selling residential first mortgage loans on a wholesale basis with third party originators, sellers and purchasers (the “Business”);

WHEREAS, Crescent Banking Company, a Georgia corporation (“Crescent”), and the parent of Seller, has decided to exit the Business as provided herein and Purchaser seeks to acquire and continue the Business;

WHEREAS, Seller desires to sell and Purchaser desires to purchase certain of the assets and assume certain of the liabilities of the Business, as described herein, for the consideration and on the terms set forth in this Agreement; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 13.1 of this Agreement;

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1 PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1	Purchase and Sale of the Assets.

On and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, free and clear of all Liens other than Permitted Encumbrances, and Purchaser shall purchase, acquire and accept from Seller, all of the right, title, and interest of Seller in and to the assets, properties, and rights of Seller relating to or utilized in the Business (other than the Excluded Assets) as of the Closing Date listed below (the “Acquired Assets”):

(a) by assignment and assumption of leases, all of Seller’s rights in, to, and under the Real Property Leases set forth on Schedule 3.12(a) of the Disclosure Schedules, and including security deposits thereon which are not Excluded Assets;

(b) the Equipment and Leasehold Improvements set forth on Schedule 1.1(b) of the Disclosure Schedules as such Schedule shall be updated as of the close of business on the last Business Day prior to the Closing Date, and including security deposits thereon which are not Excluded Assets;

(c) all of the rights relating to the Mortgage Loans (whether or not funds have been disbursed to the customer and whether or not unexercised borrower rights of rescission exist as of such time) owned by Seller and held for sale as of the close of business on the last Business Day prior to the Closing Date, including, in the case of Mortgage Loans held subject to flow agreements with Chase Manhattan Mortgage Corp. or its affiliates or others, the mortgage servicing rights related to such Mortgage Loans, as will be set forth on Schedule 1.1(c) of the Disclosure Schedules on the Closing Date, and including security deposits thereon which are not Excluded Assets;

(d) the rights in, to and under the Pipeline Loans of the Business as of the close of business on the last Business Day prior to the Closing Date, as will be set forth on Schedule 1.1(d) on the Closing Date;

(e) all of the Contracts of the Business (the “Acquired Contracts”) as set forth on Schedule 1.1(e) of the Disclosure Schedules, or where such Contracts are not assignable, all rights to payment of Seller thereunder;

(f) all Books and Records related to the Acquired Assets and Assumed Liabilities;

(g) all of the Information related to the Acquired Assets and Assumed Liabilities;

(h) the Internet domain names “crescentmortgage.net”, “crescentmortgage.com” and “crescent-link.com” and the related website; and

(i) any participation interests held by the Business in Mortgage Loans pursuant to the Loan Participation Sale Agreement by and between Seller and Colonial Bank, dated as of April 16, 2003 (the “Colonial Participation Interests”).

1.2	Excluded Assets.

The Acquired Assets shall not include any assets not specifically included as Acquired Assets under Section 1.1, and such excluded assets (“Excluded Assets“) shall include:

(a) all cash, cash equivalents, receivables and securities and any collateral or other assets securing Seller’s Liabilities;

(b) all mortgage servicing, mortgage servicing rights and subservicing rights, except those servicing rights which Purchaser is acquiring and paying for pursuant to Sections 1.1 (c) and 1.5(a)(ii);

(c) all claims, deposits and security deposits (except for such deposits and security deposits which Purchaser purchases or reimburses Seller for at Closing), prepayments, accounts receivable, warranties, guarantees, refunds, cause of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, including any of the foregoing under any Contracts (including Acquired Contracts) with respect to actions, omissions and transactions prior to the Closing Date or which extend beyond the Closing Date where the Purchaser has not assumed, as between it and Seller, all Liability thereunder;

(d) all holdbacks and other amounts held in connection with the Contracts or owed to Seller or the Business including holdback amounts held by Chase Manhattan Mortgage Corporation of approximately $1,864,300 as of the date hereof;

(e) any Employee Benefit Plan of Crescent or Seller and any assets of such Employee Benefit Plan;

(f) all equity capital of the Business;

(g) the assets and properties used in the Business that have been disposed of since the date of this Agreement, provided such disposition has been made in the Ordinary Course of Business or in accordance with the terms hereof;

(h) any rights that accrue or will accrue to Seller under this Agreement;

(i) any rights to or under any of Seller’s insurance policies, premiums, or proceeds from insurance coverages relating to the Business as conducted by Seller prior to the Closing Date;

(j) any refunds or rights or claims to refunds for periods prior to Closing, including all rights and claims for any and all Taxes of Seller related to the Business;

(k) all right, title and interest to Sellers’ CDS Trader software, and Seller’s name “Crescent Mortgage Services” and related names and marks (provided that Seller and Purchaser shall enter into a software license agreement whereby Seller will license such software to Purchaser, as set forth in the form of Software License Agreement attached as Exhibit A, and provided further that Seller agrees to license the name “Crescent Mortgage Company” to Purchaser as provided in Section 6.6 of this Agreement);

(l) all REO; and

(m) all assets owned, used or leased by Crescent and its affiliates relating to the conduct of its commercial banking business and its retail mortgage origination business.

No Excluded Assets shall be purchased or acquired by the Purchaser.

1.3	Assumption of Liabilities.

(a) On the Closing Date, Purchaser shall assume and shall become responsible for the timely payment, performance and satisfaction of all the Liabilities of the Business (other than the Excluded Liabilities) listed below (collectively, the “Assumed Liabilities“):

(i) the Liabilities of Seller and its Related Persons under the Real Property Leases set forth on Schedule 3.12(a) of the Disclosure Schedules, for all periods upon and following the Closing;

(ii) the Liabilities of Seller relating to the Equipment and Leasehold Improvements, including service contracts and leases, set forth on Schedule 1.1(b) of the Disclosure Schedules, for all periods upon and following the Closing;

(iii) the Liabilities of Seller under the terms of and relating to all the Mortgage Loans set forth on Schedule 1.1(c) of the Disclosure Schedules (whether or not funds have been disbursed or unexercised borrower rights of rescission exist as of such time), including any Liabilities to brokers, FedEx or other third parties or vendors, and, in the case of Mortgage Loans held subject to flow agreements with Chase Manhattan Mortgage Corporation or its affiliates or others, all Liabilities in connection with the mortgage servicing rights related to such Mortgage Loans;

(iv) the Liabilities of Seller under the terms of and relating to all the Pipeline Loans set forth on Schedule 1.1(d) of the Disclosure Schedules (whether or not funds have been disbursed to the customer and whether or not unexercised borrower rights of rescission exist as of such time), including any Liabilities to brokers, FedEx or other third parties or vendors; and

(v) the Liabilities of Seller under the terms of and relating to the Acquired Contracts set forth on Schedule 1.1(e) of the Disclosure Schedules;

(vi) all Liabilities and rights of Seller under the terms of or relating to existing delivery commitments, forward delivery, flow and hedging contracts including those relating to the sale of Mortgage Loans set forth on Schedule 1.1(c) of the Disclosure Schedules and/or to the Pipeline Loans set forth on Schedule 1.1(d) of the Disclosure Schedules as such Schedules are delivered as of the close of business on the last Business Day prior to the Closing Date, and servicing and servicing rights, including the commitments set forth on Schedule 1.3(a)(vi) of the Disclosure Schedules as such Schedule is delivered as of the close of business on the last Business Day prior to the Closing Date; and

(vii) all Liabilities and delivery and pair-off obligations to be performed, in whole or in part, upon or after the Closing, relating to the Acquired Contracts between Seller and Fannie Mae and Freddie Mac;

provided, however, that in the event any of the Liabilities or related performance obligations described above are not assignable or Purchaser is unable to assume such

Liabilities or related performance obligations in accordance with their terms, in each case where the Seller is not relieved of its obligations in connection therewith, Purchaser shall make Seller whole for any amounts actually expended or incurred by or on behalf of Seller in connection with Seller’s performance, payment or incurrence of such Liabilities or the termination of such Liabilities or obligations or any related agreements. For purposes of this Agreement, any such make whole payments shall be included in the term Assumed Liabilities.

(b) In the event Purchaser is unable to timely assume or take an assignment of any Real Property Lease or the Equipment, FirstBank shall be the assignee of any such Real Property Lease and shall acquire the Equipment from Seller.

1.4	Excluded Liabilities.

Purchaser shall not assume or become liable for any Liabilities of Seller that are not an Assumed Liability (collectively, the “Excluded Liabilities“), including any repurchase Liabilities with respect to Mortgage Loans or Pipeline Loans that (i) are not set forth on Schedules 1.1(c) and 1.1(d) of the Disclosure Schedules, respectively, as provided to Purchaser at Closing, or (ii) do arise in connection with the Loan Origination Services contemplated by the Transition Services Agreement.

1.5	Calculation and Payment of Purchase Price; Contingent Purchase Price; Escrows.

(a) Calculation and Payment of Purchase Price. The consideration to be paid by Purchaser to Seller for the Acquired Assets shall consist of:

(i) cash in the amount of One Million Dollars ($1,000,000) as earnest money (the “Earnest Money”) payable on the date hereof into an escrow account established at a mutually acceptable financial institution pursuant to an escrow agreement in substantially the form of Exhibit B (the “Purchaser Escrow Agreement“). The Earnest Money shall secure all of the obligations of FirstBank and Purchaser under this Agreement, including, without limitation, the Contingent Cash Payment. Seller shall also pay cash in the amount of One Million Dollars ($1,000,000) (the “Seller Deposit”) on the date hereof into an escrow account at the same financial institution engaged in connection with the Purchaser Escrow Agreement pursuant to an escrow agreement in substantially the form of Exhibit C (the “Seller Escrow Agreement”). The Seller Deposit shall secure all obligations of Seller under this Agreement. The Earnest Money and the Seller Deposit shall be deposited and invested in high quality investments as provided in the Purchaser Escrow Agreement and the Seller Escrow Agreement. Any Earnest Money, including earnings, if any, on such funds, not paid to satisfy Seller claims will be returned to Purchaser following the final Contingent Cash Payment, or earlier in accordance with the terms of the Purchaser Escrow Agreement. Any Seller Deposit, including earnings, if any, on such funds, not paid to satisfy Purchaser claims will be returned to Seller following the final Contingent Cash Payment, or earlier in accordance with the terms of the Seller Escrow Agreement;

(ii) cash, payable at Closing to Seller, in an amount equal to the book value of all Mortgage Loans (taking into account and including the carrying value of all related servicing rights) as set forth on Schedule 1.1(c) of the Disclosure Schedules and updated as of the close of business on the last Business Day prior to the Closing Date and the book value (net of depreciation) of all Equipment and Leasehold Improvements set forth on Schedule 1.1(b) of the Disclosure Schedules and updated as of the close of business on the last Business Day prior to the Closing Date;

(iii) the Pipeline Loan Payment as defined in Section 1.5(b);

(iv) the Contingent Cash Payment as defined in Section 1.5(c). Such amount is to be paid no later than December 15, 2004;

(v) the book value of all outstanding Colonial Participation Interests; and

(vi) any Proration Items known at the Closing Date and determined as provided in Section 5.5.

The aggregate amount paid to Seller under this Section 1.5, as adjusted, together with any remaining Proration Items, is referred to in this Agreement as the “Final Purchase Price“. The Parties agree and acknowledge that the Earnest Money will be credited against Purchaser’s other payment obligations in connection with the Final Purchase Price, and that all settlements of the payments due hereunder from the paying Party shall be made net of any corresponding payments due, at each payment date from the receiving Party.

(b) Pipeline Loan Payment. The Parties agree and acknowledge that Seller will receive one hundred percent (100%) of the pre-tax profit in connection with the Pipeline Loans set forth on Schedule 1.1(d) of the Disclosure Schedules as updated as of the close of business on the last Business Day prior to the Closing Date, calculated during the two full calendar month period following Closing (the “Pipeline Loan Payment”), and based upon Purchaser’s Books and Records, which shall be complete and accurate, prepared and maintained in accordance with GAAP and on substantially the same basis as Seller’s Books and Records for the Business in connection with the Pipeline Loan Payment, and Seller and its representatives shall be entitled to review such Books and Records. The Pipeline Loans as of September 30, 2003 are set forth on Schedule 1.1(d), and the Parties agree and acknowledge that Seller shall deliver a similar schedule reflecting the Pipeline Loans as of the close of business on last Business Day prior to the Closing Date. The embedded pre-tax profit shall be based on the pre-tax profit of the Business (including the Pipeline Loans) for the two full calendar months following Closing. The Pipeline Loan Payment shall be the aggregate pre-tax profit of the Business for the two full calendar month period following Closing multiplied by the percentage resulting from the Pipeline Loans set forth on Schedule 1.1(d) of the Disclosure Schedules as updated as of the close of business on the last Business Day prior to the Closing Date that are actually closed during the two month period, divided by the aggregate of all Mortgage Loans that are closed in connection with the Business during such two month period, including the

Pipeline Loans. If there is no pre-tax profit for such period, then no Pipeline Loan Payment shall be made to or from Seller or Purchaser. Purchaser shall provide written notice to Seller of the amount of the Pipeline Loan Payment no later than 10 Business Days following the end of the second full calendar month following Closing (the “Pipeline Loan Payment Notice”). The Pipeline Loan Payment, if any, shall be made no later than 30 days following the end of the second full calendar month following Closing.

(c) Contingent Cash Payment. Purchaser will pay to Seller an earnout payment (the “Contingent Cash Payment“) equal to 30% of the pre-tax profit of Purchaser earned in connection with the Business, if any, for the nine full calendar months beginning two full calendar months following the Closing Date (the “Earnout Period“). Purchaser shall maintain complete and accurate Books and Records prepared and maintained in accordance with GAAP and on substantially the same basis as Seller’s Books and Records, for the Business in connection with the Contingent Cash Payment, and Seller and its representatives shall be entitled to review such Books and Records. The Contingent Cash Payment will be paid in installments based upon the pre-tax profit for each three full calendar months during the Earnout Period (the “Interim Cash Payments“). Purchaser will provide Seller written notice of the amount of each installment payment within 10 days after the end of each three month period (each notice, a “Contingent Cash Payment Notice”), and shall make payment within 30 days after each three-month period. At the end of the Earnout Period, the Parties shall determine the cumulative pre-tax profit, net of losses (if any) and shall calculate the aggregate Contingent Cash Payment (the “Total Contingent Cash Payment”) for the entire Earnout Period in the same manner as for each of the three full calendar month periods during the Earnout Period. If the Total Contingent Cash Payment is different from the sum of the Interim Cash Payments, the final settlement of the Cash Payment shall be adjusted as follows:

(i) the positive difference between the Total Contingent Cash Payments over the sum of the Interim Cash Payments shall be added to the final Interim Cash Payment and shall be paid by Purchaser to Seller;

(ii) the negative difference between the Total Contingent Cash Payments over the sum of Interim Cash Payments shall reduce the final Interim Cash Payment payable by Purchaser to Seller, and if and to the extent the final Interim Cash Payment is reduced below zero, such negative Interim Cash Payment, in an amount not to exceed the sum of all Interim Cash Payments actually received previously by Seller, shall be paid by Seller to Purchaser;

provided, however, in no event shall the sum of the Interim Cash Payments be less than zero.

For purposes of this Agreement, “pre-tax profit” shall be based on pre-tax income which is defined as earnings reflecting all direct operating expenses incurred in the Ordinary Course of Business for the period, including normal management incentive compensation, but excluding any amortization or impairment of intangibles arising from the transaction, organizational and formation expenses, any costs of this Agreement or the transactions contemplated herein, any set-up, structuring or non-usage fees charged by a lender to Purchaser, and excluding the cost of equity capitalizing the Purchaser’s Business. All servicing rights created during any period and retained shall be valued by a mutually acceptable third party and included in earnings as if the servicing had been sold. For purposes of determining the pre-tax profit, the Parties agree and acknowledge that, other than a maximum of $25,000 per month, neither Purchaser nor any Related Person can allocate any other corporate overhead or other expenses to the Business following Closing. All payments between the Parties shall be made net of any obligations receivable from the other party.

(d) Dispute Resolution. In the event that Seller objects to the amounts of the Pipeline Loan Payment or the Contingent Cash Payment as proposed by Purchaser in the Pipeline Loan Payment Notice or any Contingent Cash Payment Notice, Seller shall notify Purchaser in writing of such objection within the 15 day period following receipt of notice of the payment amount, stating in such written objection the reasons therefor and setting forth Seller’s calculation of the Pipeline Loan Payment and/or Contingent Cash Payment. Upon receipt by Purchaser of such written objection, the Parties shall attempt in good faith to resolve the disagreement concerning the Pipeline Loan Payment and/or Contingent Cash Payment through negotiation. If Seller and Purchaser cannot resolve such disagreement concerning the payment amount within 30 days following the end of the foregoing 15 day period, the Parties shall submit the matter for resolution pursuant to Section 13.2.

ARTICLE 2 PROCEDURE FOR CLOSING

2.1	Time and Place of Closing.

The consummation of the purchase and sale contemplated by this Agreement (the “Closing“) shall be held at a mutually acceptable location in Charleston, South Carolina or Atlanta, Georgia as soon as possible, but in no event later than three (3) Business Days after satisfaction or waiver of the conditions set forth in Article 7 and Article 8, commencing at 9:00 A.M., local time (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date“). The Closing shall be effective as of the beginning of business on the Closing Date (the “Effective Time“).

2.2	Transactions at the Closing.

At the Closing, each of the following shall be delivered:

(a) Seller shall deliver to Purchaser the items set forth in Article 7. The documents and certificates to be delivered hereunder by or on behalf of Seller on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

(b) Purchaser shall deliver to Seller (i) a wire transfer in the amount equal to the payments called for by Sections 1.5(a)(ii) and 1.5(a)(v) in immediately available funds to an account designated by Seller, and (ii) the items set forth in Article 8. The documents and certificates to be delivered hereunder by or on behalf of the Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to the Seller and its counsel.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

3.1	Organization and Good Standing; Authority.

(a) Seller is duly organized, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to conduct its business as it is now being conducted, to own or use its properties and assets, and to perform all of its obligations under the Acquired Contracts. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such licensing, qualification or good standing, except for such jurisdictions in which the failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect on the Business. Schedule 3.1(a) of the disclosure schedules delivered by Seller to Purchaser at or prior to the execution hereof (the “Disclosure Schedules“) sets forth each jurisdiction in which the Business is duly qualified or registered as a foreign corporation and in good standing.

(b) Seller has made available to Purchaser a complete copy of its Articles of Incorporation and By-laws, each as amended to the date hereof (collectively, the “Seller’s Organizational Documents“). The Seller’s Organizational Documents so delivered are in full force and effect.

(c) Seller has the full corporate power and authority to execute, deliver and perform fully, its obligations under this Agreement and the Purchase Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Purchase Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Seller and by Crescent as the sole shareholder of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Purchase Documents to which it is a party, each such Purchase Document will constitute, subject to the receipt of any necessary Consents, a valid and binding agreement of Seller, enforceable against Seller in accordance with its respective terms except to the extent that the enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

3.2	No Seller Subsidiaries.

Seller does not have any Subsidiaries. Seller is a wholly owned subsidiary of Crescent.

3.3	Governmental Filings and Consents.

Except as set forth in Schedule 3.3 of the Disclosure Schedules, no notices, reports, submissions or other filings (collectively, “Filings“) are required to be made by Seller with, nor are any Consents required to be obtained by Seller from, any Governmental Authority, in connection with the execution or delivery by Seller of this Agreement or any of the Purchase Documents to which it is party, the performance by Seller of its obligations hereunder or thereunder or the consummation by Seller of the transactions contemplated hereby or thereby.

3.4	No Violations.

Assuming the making of the Filings set forth in Schedule 3.3 and Schedule 3.4 of the Disclosure Schedules and the obtaining of the Consents set forth in Schedule 3.3 and Schedule 3.4 of the Disclosure Schedules, and except as may be consented to in writing by Purchaser, the execution and delivery by Seller of this Agreement and the Purchase Documents to which it is a party does not, and the performance and consummation by Seller of any of the transactions contemplated hereby or thereby will not, with respect to the Acquired Assets, directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a) constitute or result in a Default under (i) any provision of Seller’s Organizational Documents or (ii) any resolution adopted by the Board of Directors (or similar governing body) or the shareholder of Seller;

(b) constitute or result in a Default under, or the creation of a Lien on, any of the Acquired Assets, or require the Seller to make any Filing or obtain any Consent under, any provision of any material agreement, license, lease, understanding, contract, loan, note, mortgage, indenture, promise, undertaking or other commitment or obligation (whether written or oral) that is a legally binding obligation, under which the Business is bound or is subject to any obligation or Liability or by which any of the Acquired Assets are bound; or

(c) result in a violation of any Law or Order.

3.5	Financial Statements; Books and Records.

(a) Schedule 3.5(a) of the Disclosure Schedules contains the following financial information: (i) the unaudited balance sheet and statement of income of Seller for the three month periods ended March 31, 2003, June 30, 2003 and September 30, 2003 (the “Interim Financial Statements”), and (ii) the Financial Statements.

(b) The Financial Statements and Interim Financial Statements of Seller fairly present in all material respects the financial condition of Seller as of the respective dates of and for the periods referred to in such Financial Statements and Interim Financial Statements, and are prepared in accordance with GAAP, except that the (i) the Financial Statements and the Interim Financial Statements reflect a reclassification that increased the purchased mortgage servicing rights and the establishment of a reserve for the repurchased and indemnified loans, and (ii) the Interim Financial Statements were or are subject to adjustments and do not have any footnote disclosures.

(c) The Financial Statements and Interim Financial Statements were compiled or prepared from and are in accordance with the Books and Records of the Business. Seller has kept and maintained Books and Records that are accurate in all material respects.

3.6	Acquired Assets.

The Equipment set forth on Schedule 1.1(b) of the Disclosure Schedules is individually and in the aggregate in good condition and state of repair, reasonable wear and tear and normal depreciation excepted. Seller has good and marketable title to the Equipment set forth on Schedule 1.1(b) of the Disclosure Schedules owned by Seller, and Seller has the right to use any Equipment held under leases.

3.7	Litigation; Orders; etc.

(a) Except as set forth in Schedule 3.7(a) of the Disclosure Schedules, there are no civil, criminal, administrative, or investigative actions, audits, demands, suits, claims, arbitrations, hearings, litigations, disputes, investigations or other proceedings of any kind or nature or Orders issued, pending or, to the Knowledge of Seller, threatened, against Seller or any of the Acquired Assets, at law, in equity or otherwise, in, before, by, or otherwise involving, any Governmental Authority or other Person that question or challenge the validity or legality of, or have the effect of prohibiting, restraining, restricting, or making illegal or otherwise interfering with or affecting, this Agreement, any Purchase Documents, the consummation of the transactions contemplated hereby or thereby, or the Acquired Assets, and which is reasonably likely to have a Material Adverse Effect on the Business.

(b) Except as set forth in Schedule 3.7(b) of the Disclosure Schedules:

(i) there is no Order to which the Business, or any of the Acquired Assets, is subject;

(ii) Seller is, and at all times has been, in compliance in all material respects with the terms and requirements of each Order to which any of the Acquired Assets is or has been subject;

(iii) no event has occurred or circumstance exists that has constituted or resulted in, or could reasonably be expected to constitute or result in (with or without the giving of notice or the lapse of time or both) a Default under any term or requirement of any Order to which the Acquired Assets are subject; and

(iv) Seller has not received any notice or other communication (whether oral or written) from any Governmental Authority regarding any Default under any Order to which the Acquired Assets are subject.

3.8	Taxes.

All Tax Returns for Taxes with respect to the Business for which the Purchaser could be liable (“Successor Liability Taxes”) have been timely filed by Seller or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before Closing, and all Tax Returns filed are complete and accurate. All Successor Liability Taxes that are due and owing with respect to periods (or portions thereof) ending on or prior to the Closing Date have been paid or accrued for by Seller, whether or not such Taxes are shown on filed Tax Returns. There are no Liens on any of the Acquired Assets resulting from any failure (or alleged failure) to pay any Tax.

3.9	Employee Benefits; ERISA.

(a) Schedule 3.9(a) of the Disclosure Schedules sets forth a complete list of each Employee Benefit Plan. Seller does not have any formal commitment, or intention communicated to employees, to create any additional Employee Benefit Plan or make any material amendment or modification to any existing Employee Benefit Plan.

(b) Each Employee Benefit Plan in which Seller’s Employees participate has been operated and administered (i) in accordance with its terms and (ii) in material compliance with applicable Law. Each Employee Benefit Plan which is an “employee pension Employee Benefit Plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service for “GUST” (as defined in Rev. Proc. 99-23), or will file for such a determination letter prior to the expiration of the remedial amendment period for such Employee Benefit Plan and, to the knowledge of Seller, there are no circumstances that could reasonably be expected to result in revocation of any such favorable determination letter. To the knowledge of Seller, no event or omission has occurred which would cause any Employee Benefit Plan to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. There is no pending or, to the knowledge of Seller, threatened litigation relating to any of the Employee Benefit Plans. Neither Seller nor any ERISA Affiliate has engaged in a transaction with respect to any Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or any Employee Benefit Plan to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. No action has been taken with respect to any of the Employee Benefit Plans to either terminate any of such Employee Benefit Plans or to cause distributions, other than in the Ordinary Course of Business to participants under such Employee Benefit Plans.

(c) Neither Seller nor any ERISA Affiliate has ever maintained any Employee Benefit Plan which has been subject to Title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA).

(d) All material contributions required to be made under the terms of any Employee Benefit Plan have been timely made when due or are properly accrued.

(e) Seller does not have any obligations for retiree health or life benefits other than (i) coverage mandated by applicable Law or (ii) death benefits or retirement benefits under any Pension Plan which is intended to satisfy the requirements of Section 401(k) of the Code. To the knowledge of Seller, no communications have been made to participants with respect to guaranteeing benefits under any Employee Benefit Plan.

(f) Except as set forth in Schedule 3.9(f) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not (or will not upon termination of employment within a fixed period of time following such consummation) (i) entitle any employee, director or consultant to severance pay or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of payment with respect to any compensation due to any employee, director or consultant.

3.10	Labor and Employment Matters.

Seller, with respect to the Business, is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Business the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller, with respect to the Business, to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the Seller’s Knowledge, threatened, nor is Seller, with respect to the Business, aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

3.11	Compliance with Laws; Governmental Licenses; etc.

(a) Except as set forth in Schedule 3.11(a) of the Disclosure Schedules, the Business is in material compliance with each Law in all material respects that is or was applicable to it or to the conduct or operation of the Business or the Acquired Assets, including, without limitation, the policy statement regarding mortgage broker compensation issued by the United States Department of Housing and Urban Development in March 1999, and has not received any notice of any violation of such Law that is reasonably likely to have a Material Adverse Effect.

(b) Except as set forth in Schedule 3.11(b) of the Disclosure Schedules, Seller holds and maintains in full force and effect all Licenses from Governmental Authorities required to conduct the Business in the manner and in all such jurisdictions as it is currently conducted and to permit Seller to own and use the Acquired Assets in the manner in which it currently owns and uses such assets, and Seller has no Knowledge of any threatened revocation of any such License, except in such circumstances where the absence of such Licenses would not have a Material Adverse Effect.

(c) Without limiting the generality of the foregoing, Seller is approved to do business with the VA, GNMA, FNMA and the FHLMC and has received no notice of any proceeding to terminate such approval.

3.12	Real Property.

(a) Seller does not own any real property. Schedule 3.12(a) contains a correct and complete list of Seller’s Leased Real Property, and copies of the Real Property Leases. The Improvements on the Leased Real Property are individually and in the aggregate in good condition and state of repair, reasonable wear and tear and normal depreciation excepted.

(b) Except as set forth in Schedule 3.12(b) of the Disclosure Schedules, Seller does not own or otherwise hold any real estate owned property (“REO”).

(c) Subject to the terms of the Real Property Leases and except as set forth in Schedule 3.12(c) of the Disclosure Schedules, Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment to the Leased Real Property for the full term of the lease thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and, to Seller’s Knowledge, of each other Person that is a party thereto, and except as set forth in Schedule 3.12(c) of the Disclosure Schedules, there is no, and Seller has no Knowledge of any nor received notice of any, Default. Except as set forth in Schedule 3.12(c) of the Disclosure Schedules or as contemplated by this Agreement, Seller has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any Real Property Lease. No penalties are accrued and unpaid under any Real Property Lease.

3.13	Contracts; No Default.

Seller has made available to Purchaser as complete a copy as Seller has of each Contract identified by name on Schedule 1.1(e) of the Disclosure Schedules and, except as set forth in Schedule 3.13 of the Disclosure Schedules and except with respect to any Acquired Contract identified on Schedule 1.1(e) of the Disclosure Schedules which is not material in amount or to the operation of the Business, (i) each such Acquired Contract is in full force and effect and is valid and enforceable in accordance with its terms, (ii) the Business is not in Default in any material respect under any such Acquired Contract, except to the extent that the execution of this Agreement or the consummation of the transactions contemplated by the Purchase Documents shall trigger a Default under such Acquired Contract, (iii) the Business has not repudiated or waived any material provision of any such Acquired Contract, and (iv) to Seller’s Knowledge, no other party to such Acquired Contract is in Default in any material respect under such Acquired Contract nor, to Seller’s Knowledge, has any other party to such Acquired Contract repudiated or waived any provision thereunder, that would have a Material Adverse Effect on Seller, Purchaser or the Business.

3.14	Environmental Matters.

Except as set forth in Schedule 3.14 of the Disclosure Schedules:

(i) no Hazardous Materials have been used, stored or otherwise handled in any manner by the Business on, in, from or affecting any Leased Real Property or any other properties presently or formerly owned, operated or used by the Business (collectively, the “Properties”) except in compliance in all material respects with applicable Environmental Laws;

(ii) to the knowledge of Seller, no Hazardous Materials have at any time been released into or stored on or in any of the Properties; and

(iii) Seller has not received any notice of any violations (and, to the knowledge of Seller, there are no existing violations) of any applicable Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials on, in, from or affecting any of the Properties and there is no Litigation pending or, to the knowledge of Seller, threatened by any Person with respect to any such violations.

3.15	Insurance.

The Acquired Assets, the business operations of the Business and its employees are insured under various policies of general liability and other forms of insurance, which policies are of the type and in the amounts customary and adequate for the Business. Seller has not been refused any insurance with respect to the Business, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years. All premiums payable under all such policies have been paid and Seller is otherwise in material compliance with the terms and conditions of all such policies.

3.16	Brokers and Finders.

Except for the Persons set forth in Schedule 3.16 of the Disclosure Schedules, whose fees, if any, shall be paid by Seller, no agent, broker, investment banker, intermediary, finder, Person or firm acting on behalf of Seller or which has been retained by or is authorized to act on behalf of Seller is or would be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of the Parties hereto in connection with the execution of this Agreement or the Purchase Documents or upon consummation of the transactions contemplated hereby or thereby.

3.17	Intellectual Property.

Seller owns or has valid, binding, enforceable and adequate rights to use all computer software, patents, trademarks, trade names, logos, service marks, URLs,

Internet sites, domain names, service names, trade secrets, copyrights, proprietary information, inventions, know-how, other proprietary intellectual property rights, applications therefor, registrations thereof and licenses or other rights in respect thereof (“Intellectual Property”) necessary for use in connection with the Business without any conflict with the rights of others. Seller has not received any notice from any other Person or any other source pertaining to or challenging the right of the Business to use any Intellectual Property or processes and procedures owned or used by or licensed to the Business. To the Knowledge of Seller, none of the Business’s Employees who serve at the vice president level or above is in violation of any term of any employment Contract, confidentiality agreement or any other Contract relating to the relationship of any such employee with Seller or any other party. No logos, trade names, trademarks, service marks or licenses are used by the Business which are not owned by the Business or to which the Business does not have valid rights of use. No claims have been made or, to Seller’s Knowledge, threatened against Seller with respect to such logos, trade names, trademarks, service marks or licenses.

3.18	Relationships with Brokers.

Set forth in Schedule 3.18 of the Disclosure Schedules is (i) a list of each correspondent contract between Seller and its current correspondent brokers; and (ii) a copy of the form Correspondent Contract used by the Business. Brokers have binding authority on behalf of the Business in certain cases where authorized by Seller. Each of the Contracts between the Business and its brokers is valid, binding and in full force and effect in accordance with its terms. Neither Seller nor, to the knowledge of Seller, any other party to any such Contract is in Default in any material respect with respect to any such Contract.

3.19	Related Party Transactions.

Schedule 3.19 of the Disclosure Schedules sets forth a complete list of all intercompany account balances as of September 30, 2003.

3.20	No Material Adverse Effect.

Since September 30, 2003, there has not occurred a Material Adverse Effect with respect to the Business.

3.21	Mortgage Loans.

The Mortgage Loans set forth on Schedule 1.1(c) of the Disclosure Schedules are eligible as collateral under the respective terms of Seller’s UBS Warehouse Line, Colonial Warehouse Line, or any other credit or similar facilities where such Mortgage Loans have been provided as collateral security.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1	Organization and Qualification.

Carolina is a bank holding company validly existing, and in good standing under the Laws of the State of Delaware and has all necessary power and authority to conduct its business and to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated. Newco is a Delaware corporation. FirstBank is a banking corporation and wholly owned subsidiary of Purchaser, validly existing, and in good standing under the Laws of the State of South Carolina and has all necessary power and authority to conduct its business and to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

4.2	Authority.

Each of Purchaser and FirstBank has full corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and each of the Purchase Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser and FirstBank of the Purchase Documents to which Purchaser or FirstBank is a party, and the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action by the Boards of Directors (and in the case of FirstBank, by Carolina as sole shareholder) of Purchaser and FirstBank. Each of this Agreement and the Purchase Documents to which Purchaser and FirstBank is a Party is a legal, valid, and binding obligation of Purchaser and FirstBank enforceable against each of them in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles. Neither the execution and delivery by Purchaser and FirstBank of any of the Purchase Documents to which Purchaser and FirstBank is a party nor the consummation by Purchaser or FirstBank of the transactions contemplated hereby or thereby will (i) violate such party’s Certificate of Incorporation, Charter or Bylaws, (ii) subject to the receipt of any necessary regulatory approvals, violate any provisions of Law or any Order to which Purchaser or FirstBank is subject, or by which their respective assets or properties are bound, or (iii) constitute or result in a Default under any Contract to which Purchaser or FirstBank is a party or by which their respective assets or properties are bound.

4.3	Litigation.

There is no Litigation pending or, to Purchaser’s knowledge, threatened, against Purchaser in respect of the consummation of the transactions contemplated hereby or that could reasonably be likely to have a Material Adverse Effect on Purchaser or Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchase Documents.

4.4	Governmental Approval and Consents.

No notice or application to, Consent of or declaration, filing, or registration with any Regulatory Authority is required in connection with the execution, delivery, and performance by Purchaser or FirstBank of this Agreement or the consummation of the transactions contemplated hereby except as provided in this Section 4.4. Purchaser has no reason to believe it is not eligible to use the expedited notice procedures provided in Federal Reserve Regulation Y, Section 225.23 to obtain any necessary Federal Reserve Consent to this Agreement and the transactions contemplated hereby and in the Purchase Documents. Purchaser will provide a copy of the notice submitted to the Federal Reserve to the South Carolina Board of Financial Institutions and inform the FDIC of the transactions contemplated hereby, and will provide such additional information as required by such Regulatory Authorities.

4.5	Brokers and Finders.

Neither Purchaser nor any Related Person of Purchaser has incurred any Liability to any party for any brokerage fees, agent’s commissions, finder’s or similar fees in connection with the transactions contemplated by the Purchase Documents, except as disclosed in Schedule 4.5.

4.6	Financing.

Purchaser has available, and on the Closing Date will have available, sufficient funds, available lines of credit or other sources of immediately available funds to enable it to consummate the transaction contemplated by the Purchase Documents, including the establishment of adequate credit facilities so that Purchaser may conduct the Business immediately following the Closing, including all hedging and secondary market commitments and arrangements contemplated hereby in connection with the Mortgage Loans and Pipeline Loans as set forth on Schedule 1.1(d) and Schedule 1.1(d) of the Disclosure Schedules, following Closing. Purchaser’s obligations hereunder are not subject to any conditions regarding Purchaser’s ability to obtain financing for the consummation of the transactions contemplated hereby, except as provided in Section 7.11. Purchaser, on or before, September 30, 2003 has added $1 million of Tier 1 equity capital to its lead bank, FirstBank, such that all of its bank subsidiaries are well capitalized for all regulatory purposes. Purchaser and all its bank subsidiaries are “well capitalized and well managed” pursuant to all Laws and under all Regulatory Authorities. Purchaser will have the unconditional right to receive the proceeds from its sale of $10 million of trust preferred securities on the date of execution of this Agreement, and will use such proceeds within two (2) Business Days of the execution of this Agreement to capitalize Newco for purposes of acquiring and operating the Business as contemplated hereby.

4.7	Executives of the Business.

Purchaser has entered into employment agreements which are subject to, and shall become effective upon, Closing, with all executives of the Business, as set forth on Schedule 4.7 of the Purchaser Disclosure Schedules (together with copies of such employment agreements), that it requires to operate the Business upon and following Closing.

4.8	Consents and Licenses.

Purchaser has no reason to believe it cannot obtain all Consents and Licenses necessary to (i) consummate the transactions contemplated herein and in the Purchase Documents, and (ii) operate the Business in accordance with applicable Law.

ARTICLE 5 COVENANTS PRIOR TO CLOSING

Seller covenants and agrees with Purchaser as follows:

5.1	Access and Information.

Subject to the confidentiality restrictions set forth in the Confidentiality Agreement between Carolina and Crescent, which is hereby reaffirmed, from the date hereof to the Closing Date and during normal business hours, Seller shall afford to Purchaser, and shall cause its lenders, counsel, accountants, and other representatives, reasonable access to the offices, properties, Books and Records, and officials of Seller and Crescent of the Business during normal business hours, and Seller shall furnish such persons with information (including financial and operating data) concerning the Business as they reasonably may request; provided that such access does not interfere unreasonably with Seller’s or Crescent’s normal business operations. Requests for such information shall be coordinated with Seller’s and Crescent’s designated representatives, and Seller and Crescent shall use its reasonable efforts to assist Purchaser, its lenders, counsel, accountants, and other representatives in their examination.

5.2	Conduct of Business Prior to Closing.

From the date hereof to the Closing Date, and except as contemplated or provided hereby or to the extent that Purchaser shall otherwise consent in writing, Seller shall:

(a) operate the Business substantially as previously operated and in the regular and Ordinary Course of Business consistent with past practices;

(b) maintain the Equipment in good working order and condition, reasonable wear and use excepted, and deliver such Equipment to Purchaser on the Closing Date in such condition, and maintain all policies of insurance covering the Acquired Assets in amounts and on terms substantially equivalent to those in effect on the date hereof;

(c) take all steps reasonably necessary to maintain Seller’s rights in and to the Intellectual Property and other intangible assets of Seller related to the Business;

(d) comply with all Laws applicable to the conduct of the Business where the failure to so comply would have a Material Adverse Effect on the Business or the Acquired Assets;

(e) maintain the Books and Records in the usual, regular, and ordinary manner, on a basis consistent with past practices, and prepare and file all Tax Returns and amendments thereto required to be filed by Seller after taking into account any extensions of time granted by any taxing authorities;

(f) use commercially reasonable efforts to preserve the goodwill and patronage of the customers, Employees and suppliers of the Business and others having a business relationship with Seller;

(g) maintain all licenses and approvals necessary to conduct the Business and operations in accordance with applicable Law;

(h) not increase the compensation payable to its employees other than normal cost of living increases, merit increases or increases that result from existing compensation and incentive plans and agreements that are in the ordinary course, nor make any material change in Seller’s compensation policies or benefit plans other than changes resulting from the transactions contemplated by this Agreement;

(i) not adopt or enter into any Employee Benefit Plan, or modify any of the Employee Benefit Plan other than to (i) make contributions in accordance with the normal practices of Seller or Crescent, (ii) extend coverage to any other personnel who become eligible in accordance with the terms thereof, (iii) make amendments or modifications reasonably necessary in order to comply with applicable Law, or (iv) make amendments or modifications that will not, individually or in the aggregate, materially increase the liability of Seller;

(j) not fail to maintain substantially the same insurance coverage as that currently maintained by Seller with respect to the Business and, in any event, not less than that required by applicable legal and regulatory requirements;

(k) not sell, pledge or encumber, nor cause a Lien or security interest to be imposed against, and not cause to become pledged, secured or encumbered any Acquired Asset, except in the Ordinary Course of Business or pursuant to existing Contracts and Liens;

(l) not open or close any Branch Office; and

(m) not agree to do any of the things prohibited by Sections 5.2(h) through 5.2(m).

5.3	Notification of Changes; Supplemental Disclosure.

Seller shall have the continuing obligation up to and including the Closing Date to supplement or amend the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Schedules. The delivery of such updated Schedules shall not relieve Seller from any violation of the Seller’s representations and warranties herein, and shall not have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.1 hereof other than compliance with this Section 5.3.

5.4	Consents.

The Parties shall cooperate and use their respective commercially reasonable best efforts to obtain, prior to the Closing, all Consents set forth on Schedule 3.3 and Schedule 3.4 of the Disclosure Schedules and estoppels which, in the reasonable judgment of the Parties, are necessary or appropriate for the transfer, assignment or Assumption of each of the Acquired Assets and the Assumed Liabilities, to Purchaser and the consummation of the transactions contemplated hereby. All such Consents and estoppels shall be in writing and in form and substance reasonably satisfactory to each of the Parties, and executed counterparts thereof will be delivered to Purchaser or Seller, as applicable, promptly after receipt thereof but in no event later than the Closing. In any case where a necessary Consent or estoppel has not been obtained at or prior to the Closing, the Parties shall cooperate and make reasonable efforts to obtain any such Consent or estoppel requested by another Party. If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Acquired Asset (or the assignment of Seller’s obligations under the Assumed Liabilities) in question so that Purchaser would not in effect acquire the benefit of all such rights and all related Liabilities, or Seller would be unable to transfer such benefits or relieve itself of such obligations, Purchaser or Seller, as applicable, to the maximum extent permitted by Law and the specific Acquired Asset or Assumed Liability, and at the other Party’s expense, shall cooperate, after the Closing, to the maximum extent permitted by Law and the specific Acquired Assets or Assumed Liabilities, with Purchaser or Seller, as applicable, in any other reasonable arrangement designed to provide such benefits to Purchaser or Seller, as applicable, including entering into any new agreements, any sublease or subcontract or similar arrangement.

5.5	Proration.

(a) To the extent not included in the Acquired Assets or Assumed Liabilities, all Proration Items and all other items, if any, that shall be paid by Purchaser or otherwise affect the Business or the Acquired Assets and that relate, in whole or in part, to periods prior to or following the Closing Date, shall be apportioned to the Closing Date, and representatives of Seller and Purchaser will examine all relevant Books and Records as of the Closing Date in order to make the determination of the apportionments, which determinations shall be calculated in accordance with the past practices of the Business to the extent applicable. The net amount of all Proration Items will be settled and paid on the Closing Date. In the event that the amount of any of the Proration Items is not known by Seller and Purchaser at the Closing, the proration shall be made based upon the amount of the most recent cost of such Proration Item to Seller. After Closing, Purchaser on the one hand and Seller, on the other each shall provide to the other, written notice five (5) Business Days after receipt, of each Third Party invoice relating to any Proration Item so estimated. Within ten (10) business days thereafter, Purchaser, on the one hand, and Seller, on the other, each shall make any payments to the other that are necessary to compensate for any difference between the proration made at the Closing and the correct proration based on the Third Party invoice. The Parties shall fully cooperate to avoid, to the extent legally possible, the payment of duplicate Taxes, and each Party shall furnish, at the request of the other, proof of payment of any Taxes or other documentation that is a prerequisite to avoiding payment of a duplicate Tax.

(b) In the event that either Party (the “Payor“) pays a Proration Item (other than if and to the extent included in the Assumed Liabilities) for which the other Party (the “Payee“) is obligated in whole or in part under this Section 5.5 the Payor shall present to the Payee evidence of payment and a statement setting forth the Payee’s proportionate share of such Proration Item, and the Payee shall promptly pay such share to the Payor. In the event either Party (the “Recipient“) receives payments, or the benefits of payments, of a Proration Item to which the other Party (the “Beneficiary“) is entitled in whole or in part under this Agreement, the Recipient shall promptly pay such amount to the Beneficiary.

(c) In the event there exists as of the Closing Date any pending appeals of ad valorem Tax assessments with regard to any Acquired Assets, the continued prosecution and/or settlement of such appeals shall be subject to the direction and control of Purchaser with respect to assessments for the year within which the Closing occurs.

ARTICLE 6 MUTUAL COVENANTS; ADDITIONAL AGREEMENTS

6.1	Mutual Covenants.

Purchaser and Seller shall each take all actions contemplated by this Agreement, and, subject to Purchaser’s and Seller’s, as applicable, right to terminate this Agreement pursuant to Article 11 hereof, do all things reasonably necessary to effect the consummation of the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, Purchaser and Seller shall each refrain from knowingly taking or failing to take any action which would render any of the representations or warranties contained in Article 3 or Article 4, as applicable, or covenants contained in this Agreement inaccurate in any material respect as of the Closing Date. Each Party shall promptly notify the other Party of any action, suit, or proceeding that shall be instituted or threatened against such Party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

6.2	Required Approvals.

Each Party hereto hereby agrees to cooperate with each other Party and use its commercially reasonable efforts to promptly prepare and file all necessary Filings and other documents and to obtain as promptly as practicable the Consents set forth on Schedule 7.4 and all Consents from applicable Regulatory Authorities necessary for it to consummate the transactions contemplated hereby. Each Party shall have the right to review and comment upon in advance, and to the extent practicable each will consult the other Parties on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Purchaser, Seller or the Business, as the case may be, that appear in any filing made with, or other written materials submitted to, any third party or Regulatory Authority in connection with the transactions contemplated in this Agreement and the Purchase Documents. In exercising the foregoing right, each of Purchaser, FirstBank and Seller shall act reasonably and as promptly as practicable, and in accordance with their Confidentiality Agreement. Purchaser and Seller agree that they will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the Purchase Documents, including promptly furnishing the other with copies of all notices or other communications provided or received by Purchaser, FirstBank or Seller, as the case may be, to or from any third party, Governmental Authority or Regulatory Authority with respect to the transactions contemplated hereby or thereby. Without limiting the foregoing, Purchaser agrees to file notice with the Federal Reserve within two (2) Business Days of the date this Agreement is executed under the expedited notice procedures provided in Federal Reserve Regulation Y, Section 225.23, and Purchaser will use all commercially reasonable best efforts to promptly seek and obtain all necessary Consents of the Federal Reserve and any other applicable Regulatory Authority to this Agreement and the transactions contemplated hereby and in the Purchase Documents.

6.3	Reasonable Efforts.

Between the date of this Agreement and the Closing Date, each of the Parties hereto shall use all their respective commercially reasonable best efforts to cause the conditions in Articles 7 and 8 hereof to be satisfied on or prior to December 15, 2003. In any event, the Parties agree and acknowledge that Seller desires to close prior to December 31, 2003 and the Parties agree to use their best efforts to effect the Closing prior to such date.

6.4	Purchaser Agreements.

Purchaser covenants and agrees to:

(a) use commercially reasonable efforts to obtain from the appropriate States or other jurisdictions, licenses, or certificates evidencing the licensure or exemption of Purchaser or a designated affiliate of Purchaser as a mortgage lending company, mortgage broker or banker or otherwise so that Purchaser can operate the Business immediately following the Closing;

(b) obtain and use all commercially reasonable best efforts to maintain throughout the Earnout Period for, the Business (effective from and after the Closing Date) a warehouse line or warehouse lines with terms substantially similar to or more favorable to Purchaser than the terms (as of the Closing Date) of the various credit facilities in existence between Seller and UBS Warburg Real Estate Securities Inc. (“UBS

Warehouse Line”), and pursuant to the Mortgage Warehouse Loan and Security Agreement between Seller and Colonial Bank (“Colonial Warehouse Line”);

(c) maintain Purchaser and all of Purchaser’s bank subsidiaries as “well capitalized and well managed” through the Closing Date for purposes of all Governmental Authorities; and

(d) (i) offer, promptly after the announcement of this Agreement, all employees of Seller (provided they are in Seller’s employment at the Closing) employment with Purchaser at their present salaries, provided, however, Seller shall employ such employees at will except where Seller has entered into employment agreements with such employees; (ii) provide compensation, health, welfare, benefit and incentive plans and arrangements to the acquired employees from and after the Effective Time, provided, however, that Purchaser shall not be responsible for any compensation, health, welfare, benefit or incentive obligations which arose at any time prior to the Effective Time, including but not limited to such obligations of Seller with respect to Messrs. Robert KenKnight and Michael Leddy; (iii) provide employee benefits (other than equity or stock-based incentives) to the acquired employees on terms and conditions which in the aggregate are comparable to the benefits currently provided by Seller to its similarly situated personnel, provided, however, that Purchaser may provide 401(k) benefits to the acquired employees under Purchaser’s existing 401(k) plan or under a newly established 401(k) plan so long as such 401(k) plan exists and is qualified on or has been submitted to the Internal Revenue Service for a favorable determination letter as to its qualification under Section 401(a) of the Code prior to the Closing Date, and in no event later than December 31, 2003, and such benefits are available to the acquired employees as of the Effective Time; and (iv) extend past service credit under Purchaser’s and/or its affiliates’ health, welfare and benefit plans for prior years of service with Seller and waive all pre-existing conditions for purposes of health benefits to the fullest extent permitted under Purchaser’s and/or its affiliates’ policies and applicable Law. Purchaser shall be solely responsible for all employment matters following Closing, subject to clauses (ii) through (iv) of this paragraph, provided, however, that nothing in this paragraph shall limit or affect Purchaser’s rights to change, after Closing, the employee benefits available to its employees or the employees of its affiliates generally.

6.5	Executory Period; Transition Services Agreement.

Following the date hereof, the Parties shall cooperate and use their respective commercially reasonable best efforts to effect the transition of the Business to Purchaser on the Closing Date with minimal disruption to the Business. The Parties agree and acknowledge that as a part of the transition, Seller will be winding down its operations, along with its credit facilities, and at all times Purchaser and all executives of the Business will actively cooperate with Seller to effect the orderly and cost-efficient wind-down of the Business’s operations and subsequent transfer to Purchaser, and to permit Seller to withdraw capital from the Business, all consistent with maintaining the Seller’s Mortgage Loan production prior to Closing, and to obtain all Consents required from UBS Warburg Real Estate Securities Inc., Colonial Bank and others.

Prior to the Closing, the Parties shall determine whether any services presently provided by Crescent or its affiliates will be required or requested by Purchaser following the Closing, and if any such service is needed, the Seller and the Purchaser will enter into a Transition Services Agreement, a form of which is attached hereto as Exhibit D, which shall govern such services, and pursuant to which Purchaser will receive and pay for services on terms no higher than paid by Seller for such services prior to Closing.

6.6	Crescent Mortgage Name.

Solely for purposes of organizing Newco, Purchaser may use the name “Crescent Mortgage Company” to incorporate Newco in Delaware, provided the right to use the name “Crescent Mortgage Company” shall terminate upon termination of this Agreement.

Upon and following Closing, Seller hereby grants to Purchaser a revocable, non-exclusive, royalty-free license to use the name “Crescent Mortgage Company” in connection with Purchaser’s wholesale mortgage operations (the “CMS License”). As a condition to the grant of the CMS License, the name “Crescent Mortgage Company” may only be used if clearly and obviously accompanied by the name of Purchaser or its affiliate. Seller and Crescent may revoke the CMS License in the event that Purchaser or its affiliate engages in any conduct, act, or failure to act which Seller or Crescent determine in their reasonable discretion will materially harm the name or reputation of Seller or Crescent. The CMS License is non-assignable and non-transferable, provided however, that Purchaser may assign or transfer the CMS License to an affiliate with the prior consent of Crescent, which consent shall not be unreasonably withheld. Seller shall obtain from Crescent and Crescent Bank & Trust Company, and deliver to Purchaser at Closing, a similar license to use the name “Crescent Mortgage Company”.

6.7	UBS Warehouse Line and Colonial Warehouse Line; Hedges and Forward Commitments.

Purchaser shall pay and be responsible for the payment of any set up and structuring fees or any other fees or charges (including as a result of any extension, use or non-use by Seller of such credit facilities), if any, associated with the UBS Warehouse Line, the Colonial Warehouse Line and other credit or similar facilities, or any of Seller’s forward delivery, flow or hedging contracts related to the Mortgage Loans or Pipeline Loans set forth in Schedules 1.1(c) and 1.1(d), respectively, as delivered to Purchaser at Closing, as a result of a sale, liquidation, or other change in the Business, including the transactions contemplated by the Purchase Documents. In addition, Purchaser shall cooperate with Seller to earn prior to Closing any Annual Administrative Rebate Amount (as defined in the UBS Warehouse Line) and apply it against the balance of Seller’s annual Set-up and Structuring Fee (as defined in the UBS Warehouse Line), which net of the Annual Administrative Rebate Amount, was approximately $173,861 as of October 20, 2003 (the “Remaining UBS Usage Fee”). The payment of such fees shall not be included in calculating the pre-tax profit for purposes of the Pipeline Payment or any Contingent Cash Payment.

6.8	Proration of Taxes

The Seller and the Purchaser will prorate any Taxes for any periods that include the Closing Date, such that the Seller will be responsible for all Taxes applicable to periods up to the Closing Date, and Purchaser will be responsible for all Taxes applicable to periods upon and after the Closing Date. Any Taxes, other than taxes on Seller’s or Purchaser’s income, shall be determined, prorated and settled on a net basis in cash as Proration Items as provided in Sections 1.5(a) and 5.5 hereof.

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Purchaser:

7.1	Certificate Regarding Representations and Warranties.

All information required to be furnished or delivered by Seller pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder. The accuracy of the representations and warranties made by Seller in Article 3 shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on the Business, and Purchaser shall have received a certificate dated as of the Closing Date executed by the chief executive officer, chief financial officer and executive vice president of Seller to such effect.

7.2	Compliance by Seller.

Seller shall have duly performed in all material respects all of the covenants, agreements and conditions contained in this Agreement to be performed by Seller on or prior to the Closing Date and Purchaser shall have received a certificate dated the Closing Date, executed by the chief executive officer, chief financial officer and executive vice president of Seller, to such effect. Purchaser shall have received from Seller all such certificates or other evidence, dated as of the Closing Date, as Purchaser or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Seller, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

7.3	No Injunction; Etc.

No Litigation shall be pending which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain substantial damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of the Business, which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

7.4	Consents; Authorizations; Approval of Legal Matters.

Purchaser shall have received a true and correct copy of each Consent and waiver that is set forth on Schedule 7.4. All Consents of any applicable Regulatory Authority specified in Section 6.2 shall have been obtained, provided however, that it shall not be a condition that Purchaser has obtained all state and local Consents to act as a mortgage banker, broker or in similar capacities by the Closing Date. Purchaser shall have received a certificate dated as of the Closing Date, executed by the chief executive officer, chief financial officer and executive vice president of Seller to such effect.

7.5	Certified Resolutions.

Purchaser shall have received a certificate of the Secretary or Assistant Secretary of Seller containing a true and correct copy of the resolutions duly adopted by the board of directors of Seller, approving and authorizing each of the Purchase Documents to which Seller is a party and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of Seller shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

7.6	Certified Documents.

Purchaser shall have received a certificate of status, good standing or existence with respect to Seller from the Secretary of State of the state under the laws of which Seller is incorporated, organized or registered.

7.7	Purchase Documents.

Purchaser shall have received from Seller the Purchase Documents to which Seller is a party, executed by Seller.

7.8	No Material Adverse Change.

There shall not have been any Material Adverse Change related to Seller or the Acquired Assets since the date of this Agreement, and Purchaser shall have received a certificate dated as of the Closing Date, executed by the chief executive officer, chief financial officer and executive vice president of Seller to such effect.

7.9	Instruments of Transfer.

Seller shall have delivered to Purchaser such bills of sale, assignments, endorsements, licenses, and other good and sufficient instruments of conveyance and transfer and any other instruments reasonably deemed appropriate by counsel to Purchaser all in form and substance reasonably satisfactory to counsel to Purchaser to vest in Purchaser all of Seller’s rights, title, and interest, including good, marketable, insurable and valid title, in and to all of the Acquired Assets, in each case, free and clear of all Liens (except Permitted Encumbrances) and good, insurable (as to the Real Property Leases) and valid leasehold interests in and to all of the Acquired Assets leased by Seller as lessee, and all of Seller’s rights under all Contracts validly assigned to Purchaser pursuant to this Agreement.

7.10	Software License Agreement.

Seller and Purchaser shall have entered into the Software License Agreement in the respective form attached hereto as Exhibit A.

7.11	Regulatory Capital Requirements

No Consent or approval of any Regulatory Authority in connection with the transactions contemplated by this Agreement shall have been conditioned upon or shall require Carolina to issue additional shares of Carolina common stock in an amount in excess of Two Million Dollars ($2,000,000) in connection with the transactions contemplated by the Purchase Documents.

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by Seller and Crescent.

8.1	Certificate Regarding Representations and Warranties.

All information required to be furnished or delivered by Purchaser pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date as required hereunder. The accuracy of the representations and warranties made by Purchaser in Article 4 shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Purchaser, set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Purchaser or FirstBank, and Seller shall have received a certificate dated as of the Closing Date executed by the chief executive officer of Purchaser and FirstBank to such effect.

8.2	Compliance by Purchaser.

Purchaser shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement to be performed by Purchaser on or before the Closing Date, and Seller shall have received a certificate dated the Closing Date, executed by the chief executive officer of Purchaser and FirstBank, as applicable, to such effect. Seller shall have received from Purchaser all such certificates or other evidence, duly executed by Purchaser, dated as of the Closing Date, as Seller or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Purchaser, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

8.3	No Injunction; Etc.

No Litigation shall be pending by a Third Party which seeks to enjoin, restrain, or prohibit Seller, or to obtain substantial damages from Seller, in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Seller, would make it inadvisable to consummate such transactions.

8.4	Instruments of Transfer.

Purchaser shall have delivered to Seller such bills of sale, assignments, assumptions, endorsements, licenses, and other good and sufficient instruments of conveyance and transfer and any other instruments reasonably deemed appropriate by counsel to Seller all in form and substance reasonably satisfactory to counsel to Seller to vest in Purchaser all of Seller’s rights, title, interest, and obligations including good, marketable, insurable and valid title, in and to all of the Acquired Assets, free and clear of all Liens (except Permitted Encumbrances) and good, insurable (as to the Real Property Leases) and valid leasehold interests in and to all of the Acquired Assets leased by Seller as lessee, and all of Seller’s rights and obligations under all Assumed Liabilities and Contracts pursuant to this Agreement.

8.5	Certified Resolutions.

Seller shall have received from Purchaser a certificate executed by the Secretary of Purchaser containing a true and correct copy of resolutions duly adopted by Purchaser’s Board of Directors approving and authorizing each of the Purchase Documents to which Purchaser is a party and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of Purchaser shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

8.6	Purchase Documents.

Seller shall have received the Purchase Documents to which Purchaser is a party, executed by Purchaser.

8.7	No Material Adverse Change.

There shall not have been any Material Adverse Change related to Purchaser or FirstBank since the date of this Agreement, and Seller shall have received a certificate dated as of the Closing Date, executed by authorized officers of Purchaser and FirstBank to such effect.

8.8	Software License Agreement.

Seller and Purchaser shall have entered into the Software License Agreement in the respective form attached hereto as Exhibit A.

8.9	Usage Fees under the UBS Warehouse Line.

The Seller shall have earned, through the Annual Administrative Rebate Amount (as defined in the UBS Warehouse Line), all or substantially all the Remaining UBS Usage Fee.

ARTICLE 9 POST CLOSING MATTERS

9.1	Employee Benefits.

Upon and following the Closing Date, Purchaser or one of its Related Persons will provide the Employees who become employees of Purchaser or such Related Person (the “Continuing Employees”) with compensation and benefits (other than equity or stock-based incentives) on terms and conditions that in the aggregate are comparable to what the Continuing Employees received immediately prior to the Closing Date. Purchaser shall provide the Continuing Employees (which shall include for this purpose employees receiving short term disability and who are on leaves of absence) with benefits pursuant to Purchaser’s or its affiliates’ Employee Benefit Plans, in accordance with the requirements of Section 6.4(d) hereof. Purchaser shall, to the fullest extent permitted under Purchaser’s policies and applicable Law, cause its Employee Benefit Plans to provide that (i) the Continuing Employees suffer no gap in coverage or benefits or duplication of costs in transitioning between the benefit programs of Seller and Purchaser, including, without limitation, no waiting periods to participate, no pre-existing limitation exclusions, and no duplication of deductibles for the same plan year or any portion thereof; and (ii) for purposes of all Employee Benefit Plans of the Purchaser or its affiliates, other than any defined benefit pension plans, Continuing Employees shall receive past service credit for their employment with Seller, both before and after the Closing, except to the extent such past service would not be taken into account for similarly situated employees of Purchaser, to the extent permitted by Law.

All employment and related incentive agreements between Seller and its Related Persons and Robert KenKnight and Michael Leddy, respectively, shall terminate and be of no further force and effect at the Closing, provided that Seller shall remain obligated for its payment obligations incurred or accrued under such agreements prior to closing in accordance with the terms of such agreements. Seller shall pay, when due, all cash incentive compensation earned (but not previously paid) by Seller employees prior to Closing, with the exception of payments due to Robert KenKnight and Michael Leddy which payments shall be made in accordance with the employment and related incentive agreements between Seller and its Related Persons and Robert KenKnight and Michael Leddy.

Nothing in this Section 9.1 will limit or affect Purchaser’s rights to change, after Closing, the employee benefits available to its employees or the employees of its affiliates generally.

9.2	Covenant Not to Compete; Non-Solicitation.

Crescent agrees that for a period of one year commencing on the Closing Date, it will not, within the Territory, either directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in a Competing Business; provided, however, that if Crescent or any of its Related Persons acquires by merger, stock purchase, asset purchase or other form of business combination or acquisition a Person that is already engaged, as part, but not all or substantially all of its business, in a Competing Business, this Section 9.2 shall not be violated. The Parties hereto specifically acknowledge and agree that the foregoing covenant and agreement is made and given by Seller in connection with the sale of the Business and the goodwill associated therewith and in order to protect and preserve to the Purchaser the benefit of its bargain in the purchase of such Business and goodwill, that the remedy at law for any breach of the foregoing will be inadequate, and that the Purchaser, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief. In the event that the provisions of this Section 9.2 should ever be deemed to exceed the limitation provided by applicable Law, then the Parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

Until the expiration of 18 months after the Closing, Crescent and Seller shall not directly or indirectly solicit for employment or hire any executive or employee of the Business who is then an employee of Purchaser or its Related Persons.

9.3	Cooperation.

Each of the Parties hereto will cooperate with the other and execute and deliver, or make available, to the other Parties hereto such management employees of the Party, other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. Without limiting the generality of the foregoing, the Purchaser and its employees shall assist Seller in collecting all amounts due to it with respect to the Business, including without limitation, all receivables arising in the course of business prior to the Closing Date.

9.4	Maintenance of Books and Records.

Each of Seller and Purchaser shall preserve until the seventh (7th) anniversary of the Closing Date all Books and Records possessed or to be possessed by such Party relating to any of the assets, Liabilities or business of the Business prior to the Closing Date. Seller shall promptly deliver to Purchaser any Books and Records discovered by Seller that were not delivered to Purchaser because such Books and Records were not located on the Leased Real Property. After the Closing Date, where there is a legitimate purpose, such Party shall provide the other Party and its representatives with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such Party and (ii) the books of account and records of such Party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing Date, and the other Party and its representatives shall have the right to make copies of such Books and Records; provided, however, the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party; and provided further, as to so much of such information as constitutes trade secrets or confidential business information of such Party, the requesting Party, its Related Persons, officers, directors and representatives will use due care to not disclose such information except (i) with the prior written consent of such Party, which consent shall not be unreasonably withheld, (ii) where such information becomes available to the public generally, or becomes generally known to competitors of such Party, through sources other than the requesting Party, its Related Persons or its officers, directors or representatives or (iii) for a disclosure that is required by Law or by a Regulatory Authority or a securities exchange or in connection with a filing by the requesting Party under federal or state securities Laws or is reasonably believed to be so required. Such records may nevertheless be destroyed by a Party if such Party sends to the other Parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 60th day after such notice is given unless another Party objects to the destruction in which case the Party seeking to destroy the records shall deliver such records to the objecting Party at the cost and expense of the objecting Party. Without limiting the generality of the foregoing provisions of this Section 9.4, Purchaser shall maintain with Atlanta Data Storage (or a service provider mutually acceptable to Purchaser and Seller), on terms mutually acceptable to Purchaser and Crescent, all Books and Records of Seller held prior to Closing with Atlanta Data Storage or otherwise and shall use such Books and Records to respond to and address any inquiries with respect to such Books and Records. Seller or Crescent shall pay the reasonable costs of storage of such Books and Records of Seller.

9.5	Payments Received.

Seller and Purchaser each agree that after the Closing Date they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other Party, including any insurance proceeds, and will account to the other for all such receipts.

9.6	Pipeline Loans.

Purchaser agrees that it shall be responsible for funding and use all its good faith best efforts to close the Pipeline Loans in connection with the Business beginning on the Closing Date, regardless of whether such Pipeline Loans existed on or prior to the Closing Date.

9.7	Continued Use of Licenses.

For a limited period after Closing, not to exceed four (4) months, Seller shall (to the extent permitted by Law) originate first mortgage loans in certain jurisdictions and Federal Housing Authority or Veterans Administration first mortgage loans where Purchaser has not received the necessary Licenses and Federal Housing Authority approvals (including direct endorsement authority) or Veterans Administration approvals, provided that Purchaser funds all such loans upon the closing of such loans and reimburses Seller and its Related Persons monthly all costs and expenses related thereto. Purchaser shall indemnify, defend and hold harmless Seller and its Related Persons from all Liabilities arising from such Mortgage Loan solicitation and origination processes and Seller’s role thereunder, including the use of Seller’s Licenses.

9.8	Collection of CMS Receivables.

Purchaser shall use its reasonable best efforts to collect or assist Seller in collecting, as appropriate, any accounts receivable following the Closing Date that are or should properly have been reflected in the Books and Records of the Seller as of the Closing Date.

ARTICLE 10 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

10.1	Confidentiality.

The provisions of that certain Confidentiality Agreement are hereby affirmed and incorporated herein by reference.

10.2	Public Announcements.

Seller and Purchaser will consult with each other before issuing any press releases or otherwise making any public statements or filings with Governmental Authorities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with Governmental Authorities prior to such consultation and shall modify any portion thereof if the other Party reasonably objects thereto, unless the same may be required by applicable Law or Nasdaq rules.

ARTICLE 11 TERMINATION

11.1	Termination.

This Agreement may be terminated on or at any time prior to the Closing Date:

(a) by the mutual consent of Purchaser and Seller;

(b) by Purchaser if any condition in Article 7 becomes impossible to perform or has not been satisfied (in either case, other than as a result of a breach or Default by Purchaser in the performance of its obligations hereunder) and the performance of such condition has not been waived by Purchaser in writing at or prior to the Closing Date;

(c) by Seller if any condition in Article 8 becomes impossible to perform or has not been satisfied (in either case other than as a result of a Default by Seller in the performance of its obligations hereunder) and the performance of such condition has not been waived by Seller in writing at or prior to the Closing Date; or

(d) by either Party (other than a Party that is in material default of its obligations under this Agreement) if the Closing shall not have occurred on or before December 15, 2003; provided that either Party may request that the Closing Date be extended to no later than December 31, 2003, and consent to such request will not be unreasonably withheld, provided it is reasonably likely that the Closing will occur on or before December 31, 2003.

11.2	Effect of Termination.

Except as otherwise provided in this Agreement, if this Agreement is terminated pursuant to Section 11.1 hereof, this Agreement shall forthwith become void (other than the confidentiality provisions of Section 10.1 and Section 13.3 hereof, which shall remain in full force and effect), and there shall be no further Liability on the part of Purchaser or Seller to the other, except that no Party shall be relieved or released from any Liabilities arising out of its willful breach of any provision of this Agreement.

ARTICLE 12 INDEMNIFICATION

12.1	Agreement of Seller to Indemnify.

Subject to the terms and conditions of this Article 12, Seller agrees to indemnify, defend, and hold harmless the Purchaser Indemnitees from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser Indemnitees by reason of, resulting from, based upon, or arising out of:

(a) the breach of any representation or warranty of Seller contained in or made pursuant to any Purchase Document or in any certificate, Schedule, or Exhibit furnished by Seller in connection herewith or therewith;

(b) the breach of any covenant or agreement of Seller or Crescent contained in or made pursuant to this Agreement;

(c) the Excluded Liabilities;

(d) any and all actions, suits, claims, proceedings, investigations, demands, assessments, judgments, and Losses incident to any of the foregoing or to the enforcement of this Section 12.1;

(e) Litigation that results from events occurring prior to the Closing Date relating to Seller and the Business; and

(f) the operation of the Business by Seller prior to the Closing Date.

12.2	Agreement of Purchaser to Indemnify.

Subject to the terms and conditions of this Article 12, Purchaser and FirstBank, as applicable, severally and not jointly, agree to indemnify, defend, and hold harmless the Seller Indemnitees from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Seller Indemnitees arising out of:

(a) the breach of any representation or warranty of Purchaser contained in or made pursuant to any Purchase Document or in any certificate, Schedule, or Exhibit furnished by Purchaser in connection herewith or therewith;

(b) the breach of any covenant or agreement of Purchaser or FirstBank contained in or made pursuant to any Purchase Document;

(c) any Assumed Liability and any Liability arising out of the operation of the Business by Purchaser after the Closing Date, including without limitation any and all hedging or forward commitment activities regardless of whether such activities relate to the Mortgage Loans, the Pipeline Loans or otherwise, except for any Liability against which Purchaser is entitled to indemnification pursuant to Section 12.1; and

(d) any and all Litigation and Losses incident to any of the foregoing or to the enforcement of this Section 12.2.

12.3	Procedures for Indemnification.

(a) An Indemnification Claim shall be made by the Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and specifying in reasonable detail the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim.

(b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 12.4 hereof shall be observed by the Indemnitee and the Indemnitor.

(c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) Business Days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 12.3(d) hereof. If an objection is timely interposed by the Indemnitor, then the Indemnitee and the Indemnitor shall negotiate in good faith for a period of sixty (60) Business Days from the date (such period is hereinafter referred to as the “Negotiation Period”) the Indemnitee receives such objection. After the Negotiation Period, if the Indemnitor and the Indemnitee still cannot agree on an Indemnification Claim amount, either the Indemnitor or Indemnitee may submit the dispute concerning such Indemnification Claim for resolution as provided in Section 13.2 below; provided, however, nothing herein shall prevent the parties from seeking equitable or injunctive relief in a court of equity with respect to such dispute.

(d) Upon determination of the amount of an Indemnification Claim that is binding on both the Indemnitor and the Indemnitee, the Indemnitor shall pay the amount of such Indemnification Claim by wire transfer of immediately available funds from Seller within ten (10) days of the date such amount is determined.

12.4	Defense of Third Party Claims.

(a) In the event of a Third Party Claim, the Indemnitor shall have thirty (30) days (or such lesser time as may be necessary to reasonably comply with statutory response requirements for litigation claims that are included in such Third Party Claims) from receipt of the Indemnification Claim (the “Notice Period”) to notify the Indemnitee, (i) whether or not the Indemnitor disputes its liability to the Indemnitee with respect to such claim, and (ii) notwithstanding any such dispute, whether or not the Indemnitor will, at its sole cost and expense, defend the Indemnitee against such claim.

(b) In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it will defend the Indemnitee against such claim then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnitor to a final conclusion in such a manner as to minimize the risk of the Indemnitee becoming subject to Liability for any other significant matter. If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If in the reasonable opinion of the Indemnitee, any such claim or the litigation or resolution of any such claim involves the administration of the Tax Returns of the Indemnitee, the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnitor. If the Indemnitee should elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

(c) Except where the Indemnitor disputes its liability in a timely manner under this Section 12.4, the Indemnitor shall be conclusively liable for the amount of any Loss resulting from such claim or defense.

(d) The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

12.5	Settlement of Third Party Claims.

No settlement or compromise of a Third Party Claim involving the asserted Liability of the Indemnitee under this Article 12 shall be made without the prior written consent by or on behalf of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, unless the settlement or compromise provides an irrevocable release of the Indemnitee from all Litigation, Liabilities and Losses arising from or related to the facts that form the basis of the Third Party Claim. Consent shall be presumed in the case of settlements of $10,000 or less where the Indemnitee has not responded within twenty (20) Business Days of written notice of a proposed settlement. In the event of any dispute regarding the reasonableness of a proposed settlement, the Party that will bear the larger financial Loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties. Any settlement of a Third Party Claim shall include an unconditional release of the Indemnitee from all Liability in respect of such asserted Liability.

12.6	Duration.

The indemnification rights of the parties hereto for Losses resulting from a breach of representations and warranties contained in any Purchase Document (other than the representations and warranties of Seller set forth in Sections 3.1, 3.2, and 3.6) are subject to the condition that the Indemnitor shall have received written notice of the Losses for which indemnity is sought within one year after the Closing Date. The indemnification rights of the Purchaser for Losses resulting from a breach of representations and warranties of the Seller set forth in Section 3.1, 3.2, and 3.6 are subject to the condition that the Seller shall have received written notice of the Losses for which indemnity is sought within three years of the Closing Date.

12.7	Limitations.

(a) The Indemnitor shall be obligated to indemnify the Indemnitee only when the aggregate of all Losses suffered or incurred by the Indemnitee as to which a right of indemnification is provided under Section 12.1(a) or 12.2(a) exceeds One Hundred and Seventy-Five Thousand Dollars ($175,000) (the “Threshold Amount”). After the aggregate of all Losses suffered or incurred by the Indemnitee exceeds the Threshold Amount, the Indemnitor shall be obligated to indemnify the Indemnitee only to the extent the aggregate of all such Losses exceeds the Threshold Amount. In no event shall the aggregate Liability of Seller, or of Purchaser, under Section 12.1(a), or 12.2(a), respectively, exceed Six Hundred and Seventy-Five Thousand Dollars ($675,000) (the “Maximum Amount”).

(b) The Indemnitor shall not be liable for Losses in excess of the actual Losses suffered by the Indemnitee as a result of the act, circumstance, or condition for which indemnification is sought.

12.8	Adjustment to Purchase Price; Tax and Insurance.

Any payment of an Indemnification Claim hereunder shall be accounted for as an adjustment to the Final Purchase Price. Seller and Purchaser agree that any payment made under this Article 12 will be treated by them on their Tax returns as an adjustment to the Purchase Price. In the event an Indemnitee actually receives any insurance proceeds with respect to Losses for which the Indemnitee has made a claim prior to the date on which the Indemnitor is required pursuant to this Article 12 to pay such Indemnification Claim, the Indemnification Claim shall be reduced by an amount equal to such insurance proceeds received by the Indemnitee less all costs incurred by the Indemnitee in obtaining such insurance proceeds. If such insurance proceeds are actually received by the Indemnitee after the date on which the Indemnitor is required pursuant to this Article 12 to pay such claim, the Indemnitee shall, no later than thirty (30) days after the receipt of such insurance proceeds, reimburse the Indemnitor in an amount equal to such insurance proceeds (but in no event in an amount greater than the Damages theretofore paid to the Indemnitee by the Indemnitor) less all reasonable costs incurred by the Indemnitee in obtaining such insurance proceeds.

12.9	Subrogation Rights.

In the event that the Indemnitor shall be obligated to indemnify the Indemnitee pursuant to this Article 12, the Indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnitee with respect to the Damages to which such indemnification relates; provided, however, that the Indemnitor shall only be subrogated to the extent of any amount paid by it pursuant to this Article 12 in connection with such Losses and shall not be entitled to make any claim under any insurance policy of the Indemnitee.

12.10	Remedies Exclusive.

Except for (a) remedies based on fraud, intentional misrepresentation or willful misconduct, and (b) equitable remedies (including, but not limited to, specific performance), the remedies provided in Article 12 constitute the sole and exclusive remedies, from and after the Closing Date, for recovery against Purchaser and FirstBank (after the Closing) or Seller and Crescent, as the case may be, under this Agreement.

ARTICLE 13 GENERAL PROVISIONS

13.1	Definitions.

(a) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Page
Agreement	1
Assumed Liabilities	4
Beneficiary	22
Carolina	1
Closing	8
Closing Date	8
Contingent Cash Payment	6, 7
Earnout Period	7
Effective Time	8
Escrow Agreement	5
Excluded Assets	2
Excluded Liabilities	5
Final Purchase Price	6
FirstBank	1
FRCP	48
Interim Cash Payments	7
Maximum Amount	38
Negotiation Period	36
Newco	1
Notice Period	36
Payee	22
Payor	22
Purchaser	1
Recipient	22
Seller	1
Successor Liability Taxes	12
Threshold Amount	38

(b) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(i) “Books and Records” means all existing data, databases, books, records (including electronic and computer records), correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, and, to the extent permitted under applicable Law, copies of historical personnel, payroll and medical records of each of the Employees in the possession of any Person, including employment applications, employment agreements, confidentiality and non-compete agreements, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by any Person; all reported medical claims made for each Employee; and all manuals and printed instructions of any Person.

(ii) “Branch Office” means the offices of Seller located in Atlanta, Georgia, Lombard, Illinois, Columbia, Maryland, Manchester, New Hampshire, and Seminole, Florida.

(iii) “Business” means the business of Seller as presently conducted on the date hereof as described in the preamble to this Agreement.

(iv) “Business Day” means any day on which national banks are open for business in the City of Atlanta, Georgia.

(v) “Closing Balance Sheet” means the unaudited balance sheet that reflects the working capital and the balance sheet liabilities, as of the Closing Date.

(vi) “Competing Business” means a wholesale mortgage operation substantially similar to the Business; excluding Crescent Bank & Trust Company’s residential and commercial mortgage origination sales and servicing business and any residential and commercial mortgage business that it may engage in which third party financial institutions where Crescent or its Related Persons have ownership stakes and/or seats on the board of directors.

(vii) “Computer Software” means all computer programs, materials, tapes, source and object codes, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation and listings related thereto used in the Business.

(viii) “Confidentiality Agreement” means that Confidentiality Agreement between Crescent and Carolina dated as of May 21, 2003.

(ix) “Consent” means any consent, approval, authorization, clearance, exception, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or License.

(x) “Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, License, obligation, mortgage, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which the Business is a Party, that is binding on the Business or to which the Business enjoys any right or benefit, together with the right to receive income in respect of such contracts, leases, warranties, commitments, agreements, arrangements, and purchase and sales orders on and after the Closing Date.

(xi) “Databases” means databases in all forms, versions and media, together with prior and proposed updates, modifications and enhancements thereto, as well as all documentation and listings therefor used in the Business.

(xii) “Default” means (1) any breach or violation of, default under, or conflict with, any Contract, Law, Order, or License, (2) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, or conflict with, any Contract, Law, Order, or License, or (3) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or License.

(xiii) “Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, severance pay, vacation, bonus, retention, change in control or other incentive plan (other than plans that are stock or equity-based), medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (1) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (2) written or oral, (3) funded or unfunded, (4) actual or contingent or (5) arrived at through collective bargaining or otherwise.

(xiv) “Employees” means all employees of the Business.

(xv) “Environmental Law” means any and all statutes, codes, laws (including common law), ordinances, agency rules, regulations, and guidance, and reporting or licensing requirements relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, any Hazardous Material, including, (1) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (2) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq., (“RCRA”); (3) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (4) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (5) the Clean Water Act (33 U.S.C. I 1251 et seq.); (6) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.); (7) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (8) the Safe Drinking Water Act (41 U.S.C. I 300f et seq.); (9) any state, county, municipal or local Laws similar or analogous to the federal Laws listed in parts (A)-(H) of this subparagraph, including, but not limited to: the Georgia Solid Waste Management Act, O.C.G.A. §§13-8-20 et seq., the Georgia Hazardous Waste Management Act, O.C.G.A. §§12-8-60 et seq., and the Georgia Hazardous Site Response Act, O.C.G.A. §§12-8-90 et seq. (“HSRA”)], (10) any amendments to the Laws listed in parts (A)-(I) of this subparagraph, (11) any Laws or Orders adopted pursuant to or implementing the Laws listed in parts (A)-(J) of this subparagraph; and (12) any other Law or Order in effect relating to environmental protection.

(xvi) “Equipment” means all machinery, equipment, furniture, tools, computers, terminals, computer equipment, office equipment, business machines, telephones and telephone systems, parts, accessories, and the like, wherever located, and any and all assignable warranties of Third Parties with respect thereto.

(xvii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xviii) “ERISA Affiliate” means any entity which together with another entity would be treated as a single employer under Internal Revenue Code Section 414.

(xix) “Federal Reserve” means the Board of Governors of the Federal Reserve System and its authorized delegates.

(xx) “Final Purchase Price” means the aggregate consideration to be paid to Seller for the Business and the covenant not to compete set forth in Section 9.2 hereof.

(xxi) “Financial Statements” means the audited balance sheet, statement of income, statement of stockholder’s equity and statement of cash flows of Seller for the twelve month period ended December 31, 2002 including the notes thereto.

(xxii) “GAAP” means generally accepted accounting principles as employed in the United States of America, applied consistently.

(xxiii) “Governmental Authority” shall mean any court, administrative agency or commission or other federal, state or local governmental authority.

(xxiv) “Hazardous Materials” means any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws).

(xxv) “Improvements” means all buildings, structures, fixtures and other improvements included in the Leased Real Property.

(xxvi) “Indemnification Claim” means a claim for indemnification under Article 12.

(xxvii) “Indemnitee” means the Party seeking indemnification hereunder.

(xxviii) “Indemnitor” means the Party against whom indemnification is sought hereunder.

(xxix) “Information” means information or documentation owned by Seller which information may include, but is not necessarily limited to,

financial data, business plans, personnel information (to the extent permitted under applicable Law), drawings, samples, devices, trade secrets, technical information, results of research and other data in either oral or written form; provided, however, that “Information” does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its representatives, or (B) as shown by written records, was lawfully within Purchaser’s possession prior to its being furnished to Purchaser by or on behalf of Seller, provided further that the source of such information was not known by Purchaser to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other Person with respect to such information.

(xxx) “Intellectual Property” has the meaning set forth in Section 3.17 of this Agreement.

(xxxi) “Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(xxxii) “Knowledge” and the phrases “to the knowledge of Seller,” “to Seller’s knowledge,” “Seller is not aware” and any other similar phrases as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of Robert KenKnight and Michael Leddy in the case of Seller. With respect to Purchaser, “Knowledge” and the phrases “to the Knowledge of Purchaser”, “to Purchaser’s Knowledge” any other similar phrases as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of John Russ and Frank Cole.

(xxxiii) “Law” means any code, directive, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority including, without limitation, those relating to consumer credit and mortgage lending or brokering (including but not limited to the Real Estate Settlement Procedures Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act) and laws covering predatory lending, fair housing and unfair and deceptive practices, the Code, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Health Insurance Portability Accountability Act of 1996 (“HIPAA”), the Age Discrimination in Employment Act (“ADEA”), any Environmental Law, ERISA, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act.

(xxxiv) “Leased Real Property” means all real property described on Schedule 3.12(a) that is not owned in fee simple by Seller that the Business either occupies or uses or has the right to occupy or use, together with all Improvements thereon (including construction in progress) and appurtenances thereto located on such real property.

(xxxv) “Leasehold Improvement” means all improvements in and to Leased Real Property.

(xxxvi) “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, secured or unsecured, and whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, or known or unknown.

(xxxvii) “License” means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

(xxxviii) “Lien” means any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Encumbrances.

(xxxix) “Litigation” means any suit, action, administrative or other investigation, proceeding, arbitration, cause of action, criminal prosecution, (governmental or otherwise), other than examinations by government sponsored entities or banking regulatory authorities in the ordinary course.

(xl) “Loss” means any and all payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, Liabilities, costs, expenses (including reasonable attorneys’ fees and expenses) and interest on any amount payable to a third Party as a result of the foregoing, whether accrued, absolute, contingent, known or unknown, as of the Closing Date or thereafter.

(xli) “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

(xlii) “Material Adverse Effect” or “Material Adverse Change,” when used in connection with a Party means any change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to (1) the business, operations, or financial condition of such Party, taken as a whole or (2) the ability of such Party to perform any of its material obligations under this Agreement or the Purchase Documents to which it is a party, and shall include, without limitation, (a) the resignation of a significant number of Employees employed in connection with the Northeast Division of the Business so that it is reasonably likely that the performance of the Northeast Division will be materially and adversely affected for an extended period, or (b) the death or disability of Robert KenKnight or Michael Leddy; provided, however, none of the following shall be deemed, in and of itself, to be a Material Adverse Effect with respect to a Party (v) a change that primarily results from economic or political conditions or events affecting the United States economy or world economy or a change that affects the mortgage industry or banking industry generally, (w) a change that results from the effect of change of control provisions in contracts or agreements between such Party and its principal correspondents and suppliers, (x) a change that results from the announcement or pendency of this Agreement and the transactions contemplated hereby, (y) a change that results directly from action taken by such Party in connection with fulfilling its obligations hereunder or (z) changes in GAAP or regulatory accounting principles generally applicable to banks, mortgage companies and their holding companies.

(xliii) “Mortgage” means any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a first or subordinate lien on Mortgaged Property securing payment by a Mortgagor of a Mortgage Note.

(xliv) “Mortgage Loans” means any one-to-four family residential and manufactured housing mortgage loan secured by a first lien on Mortgaged Property.

(xlv) “Mortgage Note” means the mortgage note, mortgage bond, deed of trust note, security deed note or other form of promissory note executed by a Mortgagor and secured by a Mortgage, evidencing the indebtedness of the Mortgagor under a Mortgage Loan.

(xlvi) “Mortgaged Property” means a one-to-four family residence or manufactured housing that is encumbered by a Mortgage, including the real estate and all buildings, improvements and fixtures thereon and all accessions thereto including installation of mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such building, and all alterations, additions and replacements.

(xlvii) “Order” means any decree, injunction, judgment, order, ruling, writ, decision or award or administrative decision or award of any Governmental Authority, arbitrator, or mediator to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

(xlviii) “Ordinary Course of Business” means the following: an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business if that action: (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (B) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(xlix) “Party” means each of Purchaser, FirstBank and Seller, and “Parties” means all the foregoing Persons.

(l) “Permitted Encumbrances” means (1) Liens for Taxes not yet due and payable (other than Taxes arising out of the transactions contemplated by this Agreement); (2) such Liens, if any, that, in the aggregate, do not have a material negative impact on the value or present use of any of the Acquired Assets, including the Leased Real Property; (3) other Liens relating to the Business’ assets or properties that are not related to borrowed money and that (y) secure the liabilities of the Business and (z) have been properly disclosed to Purchaser on an appropriate Schedule to this Agreement; and (4) with respect to the Mortgage Loans set forth on Schedule 1.1(c) of the Disclosure Schedules, any Lien on such Mortgage Loans or security interest in such Mortgage Loans securing Seller’s obligations under the UBS Warehouse Line, the Colonial Warehouse Line or similar or related credit facilities.

(li) “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

(lii) “Pipeline Loans” means applications for Mortgage Loans taken by Employees of Seller or approved correspondents of Seller and entered onto Seller’s pipeline tracking system.

(liii) “Proration Items” means Taxes, rents for the Leased Real Property, prepaid amounts, and other items related to the Acquired Assets or Assumed Liabilities whose cost or benefit extends to periods before and after the Closing Date.

(liv) “Purchase Documents” means this Agreement, the other documents or agreements to be executed in connection herewith.

(lv) “Purchaser Indemnitees” means Purchaser and its officers, directors, employees, agents and other Related Persons.

(lvi) “Real Property Leases” means any real estate leases (including, any assignment of a real estate lease or sublease) pursuant to which the Business leases any Leased Real Property, and any and all assignable warranties of Third Parties with respect thereto, and any amendments, extensions and renewals of such real estate leases.

(lvii) “Regulatory Authority” means any federal, state, county, local, foreign or other governmental, public or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over any Party and its Subsidiaries or parents.

(lviii) “Related Person” with respect to a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (C) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (aa) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (bb) any Person that holds a Material Interest in such specified Person; (cc) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (dd) any Person in which such specified Person holds a Material Interest; and (ee) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (I) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (II) the “Family” of an individual includes (1) the individual, (2) the individual’s spouse, (3) any other natural person who is the parent, child, grandparent, grandchild or sibling of the individual or the individual’s spouse and (4) any other natural person who resides with such individual; and (III) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(lix) “REO” shall have the meaning set forth in Section 3.12.

(lx) “Seller Indemnitees” means Seller and its officers, directors, shareholders, employees, agents and their other Related Persons.

(lxi) “Subsidiary” of a Person means any business entity of which the Person either (1) owns or controls 50% or more of the outstanding equity securities, either directly or indirectly, including any such entity the equity securities of which are owned or controlled in a fiduciary capacity, (2) in the case of partnerships, serves as a general partner, (3) in the case of a limited liability company, serves as a managing member, or (4) otherwise has the ability to elect a majority of the directors, trustees, managing members or others thereof.

(lxii) “Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Regulatory Authority, including any interest, penalties, and additions imposed thereon or with respect thereto.

(lxii) “Tax Return” means any return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

(lxiv) “Territory” means any state in which the Business conducts business on the date hereof.

(lxv) “Third Party” means any Person other than a Party.

(lxvi) “Third Party Claim” means any Litigation instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement.

13.2	Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or any Purchase Document or the performance by the Parties of its or their terms shall be settled by binding arbitration held in Atlanta, Georgia. The Commercial Arbitration Rules of the American Arbitration Association are hereby incorporated by reference; provided, however, that the Parties do not intend any arbitration hereunder to be administered by the American Arbitration Association. The interpretation and enforceability of this Section 13.2 shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 1-16.

(b) If the matter in controversy (exclusive of reasonable attorney’s fees, charges and expenses) shall appear, as at the time of the demand for arbitration, to exceed $50,000, then the panel to be appointed shall consist of three neutral arbitrators. One arbitrator shall be appointed by a Party to the dispute and one arbitrator shall be appointed by the other Party to the dispute within thirty (30) days after the commencement of the arbitration proceeding. The third arbitrator shall be appointed by mutual agreement of the two selected arbitrators and shall be experienced in corporate contractual matters relating to transactions of the nature contemplated by this Agreement.

(c) The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable. The Federal Rules of Civil Procedure (the “FRCP”) are hereby incorporated by reference for purposes of the discovery process; provided that the FRCP may be waived by the Parties by written agreement, or by any appointed arbitrator. The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any Party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and conclusive with respect to all Persons, including Persons who have failed or refused to participate in the arbitration process.

(d) The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of reasonable attorneys’ fees, charges, and expenses in such manner as is determined to be appropriate by the arbitrator(s).

(e) Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction.

(f) All proceedings under this Section 13.2, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties.

(g) The fact that the dispute resolution procedures specified in this Section 13.2 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement or any Purchase Document and during the pendency of any such procedure all Parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement or any Purchase Document that may be available to any Party.

13.3	Fees and Expenses.

Except as otherwise specifically provided below or elsewhere in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, Seller and Purchaser each shall pay their respective fees, charges, and expenses in connection with the transactions contemplated by this Agreement. In the event Purchaser willfully breaches this Agreement and fails to consummate the transactions contemplated hereby prior to December 31, 2003, then the Parties agree and acknowledge that Seller shall direct the Escrow Agent to return the Earnest Money to Purchaser less an amount up to an aggregate maximum of $250,000 to cover Seller’s reasonable out-of-pocket expenses (including reasonable attorneys’ fees and charges) relating to this transaction and any incremental expenses that Seller incurs (that it would not have incurred but for Purchaser’s failure to close the transaction) in connection with the liquidation of the Business. Furthermore, in the event Seller willfully breaches this Agreement and fails to consummate the transactions contemplated hereby prior to December 31, 2003, then the Parties agree and acknowledge that Purchaser shall direct the Escrow Agent to return the Seller Deposit to Seller less an amount equal to Purchaser’s reasonable out-of-pocket expenses (including reasonable attorneys’ fees and charges) relating to this transaction, up to an aggregate maximum of $100,000.

13.4	Notices.

All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by telex and telephonic facsimile) and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission, as follows:

(a) If to Seller:

Crescent Mortgage Services, Inc.

c/o Crescent Banking Company

251 Highway 515

Jasper, Georgia 30143

Attention: J. Donald Boggus, Jr.

Telephone: (678) 454-2222

Facsimile: (706) 692-6820

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

1201 W. Peachtree Street

Atlanta, Georgia 30309

Attention: Ralph F. MacDonald, III

Telephone: (404) 881-7582

Facsimile: (404) 881-4777

(b) If to Purchaser:

Carolina Financial Corporation

288 Meeting Street

Charleston, South Carolina 29401

Attention: John D. Russ

Telephone: 843-723-7701

Facsimile: 843-723-5446

with a copy (which shall not constitute notice) to:

Luse Gorman Pomerenk & Schick

5335 Wisconsin Avenue, N.W. Suite 400

Washington, D.C. 20015

Attention: Robert I. Lipsher

Telephone: (202) 274-2020

Facsimile: (202) 362-2902

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 13.4. Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by facsimile transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

13.5	Assignment.

This Agreement shall not be assignable by any of the Parties hereto without the prior written consent of the other Party.

13.6	No Benefit to Others.

The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, in the case of Article 12 hereof, the Purchaser Indemnitees and the Seller Indemnitees, and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any Third Party beneficiary or any other rights on any other Persons.

13.7	Headings and Gender; Construction; Interpretation.

(a) The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement.

(b) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(c) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or Seller, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties.

13.8	Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be considered one and the same Agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Party hereto.

13.9	Integration of Agreement.

(a) This Agreement, the Confidentiality Agreement, the Schedules, the Exhibits and the other Purchase Documents constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior agreements, oral and written, between the Parties with respect to the subject matter hereof.

(b) Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought. The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy of any warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

13.10	Time of Essence.

Time is of the essence in this Agreement.

13.11	Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia. The Parties agree and acknowledge that the State of Georgia has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

13.12	Partial Invalidity.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. To the extent the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a Material Adverse Effect, the Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

13.13	Survival.

All covenants and agreements of the Parties set forth herein shall continue in full force and effect as provided herein, except for such covenants and agreements as survive termination of this Agreement by their own terms. To the extent that as a result of any such investigation or examination, Purchaser has actual conscious knowledge of facts contrary to the statements made in any representation, warranty, covenant, or agreement of Seller set forth herein and completes the Closing without requiring correction or amendment of such contrary statements, Purchaser shall be estopped from asserting reliance on such contrary representation, warranty, covenant or agreement in connection with any post-Closing claim for indemnification pursuant to Article 12 hereof. Seller shall have the burden of proving Purchaser’s actual knowledge of such contrary facts. Any disclosure made on one Schedule shall be deemed made on each other Schedule hereto without any specific cross reference. The representations and warranties of Seller and Purchaser shall survive the Closing and the execution and delivery of all instruments of conveyance and shall not be extinguished thereby.

(signatures appear on the following page)

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed under seal on its behalf by its duly authorized officers, all as of the day and year first above written.

PURCHASER:

CAROLINA FINANCIAL CORPORATION

Attest:	/s/ Frank J. Cole, Jr.	By:	/s/ John D. Russ

Title:	Executive Vice President	Name:	John D. Russ
		Title:	President

CRESCENT MORTGAGE COMPANY

Attest:	/s/ Frank J. Cole, Jr.	By:	/s/ John D. Russ

Title:	Director	Name:	John D. Russ
		Title:	Chairman

Joined in by FirstBank solely for the limited purposes set forth in the first paragraph of this Agreement.

FIRSTBANK:

COMMUNITY FIRSTBANK

Attest:	/s/ Harold E. Jervey III	By:	/s/ Frank J. Cole, Jr.

Title:	Senior Vice President	Name:	Frank J. Cole, Jr.
		Title:	President

SELLER:

CRESCENT MORTGAGE SERVICES, INC.

Attest:	/s/ Kelly A. Byers	By:	/s/ Robert C. KenKnight

Title:	Chief Financial Officer	Name:	Robert C. KenKnight
		Title:	President